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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CARDINAL FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARDINAL FINANCIAL CORPORATION

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of Cardinal Financial Corporation (the "Company"), which will be held on April 28, 2016 at 10:00 A.M., at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. At the meeting, three directors will be elected to a term of three years each. Shareholders will also be asked to approve a non-binding resolution to endorse the Company's executive compensation program and to ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent auditors for 2016.

        Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please complete, sign, date and return promptly the form of proxy that is enclosed with this mailing, or follow the Internet instructions given to vote and submit your proxy. If you decide to attend the meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the meeting, you may do so, and your proxy will have no further effect.

        The Board of Directors and management of the Company appreciate your continued support and look forward to seeing you at the meeting.

Sincerely yours,
BERNARD H. CLINEBURG Executive Chairman

McLean, Virginia
March 24, 2016

CARDINAL FINANCIAL CORPORATION
8270 Greensboro Drive
Suite 500
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 28, 2016

        NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting (the "Meeting") of the holders of shares of common stock, par value $1.00 per share ("Common Stock"), of Cardinal Financial Corporation (the "Company"), will be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, on April 28, 2016 at 10:00 A.M., for the following purposes:

  1.
  To elect three directors for a term of three years each, or until their successors are elected and qualify;

  2.
  To approve the following advisory (non-binding) proposal:

      RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

  3.
  To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent auditors for 2016; and

  4.
  To transact such other business as may properly come before the Meeting.

        Holders of shares of Common Stock of record at the close of business on March 1, 2016 will be entitled to vote at the Meeting.

        You are requested to complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Meeting. A postage-paid return envelope is enclosed for your convenience. You also have the ability to vote and submit your proxy via the Internet instructions included in this mailing.

        If you are present at the Meeting, you may vote in person even if you have already returned your proxy.

        This notice is given pursuant to direction of the Board of Directors.

Sincerely yours,
Jennifer L. Deacon Secretary

McLean, Virginia
March 24, 2016

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 28, 2016

The proxy statement and the Company's annual report on Form 10-K are available at www.cardinalbank.com/InvestorRelations/2016ProxyMaterials

 CARDINAL FINANCIAL CORPORATION
PROXY STATEMENT

GENERAL INFORMATION
2016 ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2016

        This Proxy Statement is furnished to holders of common stock, par value $1.00 per share ("Common Stock"), of Cardinal Financial Corporation (the "Company") in connection with the solicitation of proxies by our Board of Directors to be used at the 2016 Annual Meeting of Shareholders to be held on April 28, 2016 at 10:00 A.M., at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, and at any adjournment thereof (the "Meeting"). At the Meeting, three directors will be elected for a term of three years each. Shareholders will also be asked to approve a non-binding resolution to endorse the Company's executive compensation program and to ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent auditors for 2016.

        Our principal executive offices are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102. The approximate date on which this Proxy Statement and the accompanying proxy card are being mailed to our shareholders is March 24, 2016.

        The Board of Directors has fixed the close of business on March 1, 2016 as the record date (the "Record Date") for the determination of the holders of shares of Common Stock entitled to receive notice of and to vote at the Meeting. At the close of business on the Record Date, there were 32,533,465 shares of Common Stock outstanding held by 628 shareholders of record. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Meeting.

        As of February 29, 2016, our directors and executive officers and their affiliates, as a group, owned of record and beneficially a total of 2,069,576 shares of Common Stock, or approximately 6.23% of the shares of Common Stock outstanding on such date. Our directors, which include the nominees for election, and our executive officers have indicated an intention to vote their shares of Common Stock FOR the election of the nominees set forth on the enclosed proxy, FOR the approval of the non-binding resolution to endorse the Company's executive compensation program and FOR the ratification of Yount, Hyde & Barbour, P.C. as our independent auditors for 2016.

        A shareholder may abstain or (only with respect to the election of directors) withhold his vote (collectively, "Abstentions") with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

        A broker who holds shares in "street name" has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. "Broker shares" that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a "broker nonvote." Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to us of such inability to vote, a broker nonvote will not be counted as voting in favor of or against the particular matter, or otherwise as a vote cast on the matter. A broker cannot vote without instructions on the election of directors or on the approval of the non-binding resolution to endorse the Company's executive compensation program; therefore, there may be broker nonvotes on Proposals 1 and 2. A broker may vote on the ratification of the appointment of our independent auditors; therefore, no broker nonvotes are expected to exist in connection with Proposal 3. Abstentions and broker nonvotes will have no effect on the outcome of any of the Proposals.

        Our shareholders are requested to complete, date and sign the accompanying form of proxy and return it promptly to us in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by us will be voted for election of the directors nominated for election, for the approval of the non-binding resolution to endorse the Company's executive compensation program and for the ratification of Yount, Hyde & Barbour, P.C. as our independent auditors for 2016.

        Shareholders can also deliver proxies by using the Internet. The Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that such instructions have been recorded properly. Instructions for voting over the Internet are set forth on the enclosed proxy card. If your shares are held in street name with your bank or broker, please follow the instructions enclosed with this Proxy Statement.

        Any shareholder who executes a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to us, by executing and delivering a substitute proxy dated as of a later date to us or by attending the Meeting and voting in person. If a shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered, so that it is received on or prior to the date of the Meeting, to Jennifer L. Deacon, Secretary, Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102. If your shares are held in street name with your bank or broker and you want to change or revoke voting instructions you have given to the record holder of your shares, please follow the directions given by your bank or broker.

        We will pay all of the costs associated with this proxy solicitation. In addition, certain of the officers and employees of the Company or our subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares.

OWNERSHIP OF COMPANY SECURITIES

Security Ownership of Directors and Executive Officers

        The following table sets forth certain information, as of February 29, 2016, with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors (including the nominees for election to the Board of Directors), by each of the executive officers named in the "Summary Compensation Table" below and by all directors, nominees and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, nominee or executive officer can vest title in himself or herself at once or at some future time.

Name(1)	Common Stock Beneficially Owned(2)(3)	Exercisable Options Included in Common Stock Beneficially Owned(4)	Percentage of Class(5)

B. G. Beck	167,394	26,350	*

William G. Buck	210,500	10,000	*

Bernard H. Clineburg(6)	572,433	223,330	1.75%

Sidney O. Dewberry	179,200	26,350	*

Michael A. Garcia	79,668	26,350	*

J. Hamilton Lambert	120,803	22,500	*

Barbara B. Lang	16,974	15,000	*

William J. Nassetta	12,067	10,000	*

William E. Peterson	86,021	26,350	*

Alice M. Starr	101,980	26,350	*

Steven M. Wiltse	22,500	20,000	*

Named Executive Officers

Christopher W. Bergstrom	178,580	79,831	*

Alice P. Frazier	134,832	110,331	*

F. Kevin Reynolds	122,286	43,665	*

Mark A. Wendel	64,337	40,332	*

Current Directors and Executive Officers as a Group (15 persons)	2,069,576	706,740	6.23%

*
Percentage of ownership is less than one percent of the outstanding shares of common stock.

(1)
The business address of each named person is c/o Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, VA 22102.

(2)
The number of shares of Common Stock shown in the table includes 69,458 shares held for certain directors and executive officers in our 401(k) plan as of February 29, 2016.

(3)
Certain of our directors and named executive officers participate in our deferred income plans. As of February 29, 2016, the number of shares of Common Stock deemed to be owned by certain directors and executive officers in such plans total 475,627 and is not included in this column. The number of estimated shares in the deferred income plans for each director and named executive officer is as follows: Beck, 44,930 shares; Buck, 69,383 shares; Clineburg, 53,350 shares; Dewberry, 50,164 shares; Garcia, 59,876 shares; Lambert, 57,608 shares; Lang, 7,651; Nassetta, 17,591 shares; Peterson, 19,953 shares; Starr, 39,561 shares; Wiltse, 17,505 shares; Bergstrom, 10,983 shares; Frazier, 9,831; Reynolds, 10,767; and Wendel, 6,474 shares. Amounts are solely estimates for presentation purposes, as shares of Common Stock are only payable upon a distribution from the deferral plans.

(4)
The number of shares of Common Stock shown in this column includes shares that our directors and executive officers have the right to acquire, or will obtain the right to acquire, through the exercise of stock options within 60 days following February 29, 2016.

(5)
The number of common shares outstanding used to calculate percentage of beneficial ownership as of February 29, 2016 was 32,533,365.

(6)
Mr. Clineburg is also a named executive officer.

Security Ownership of Certain Beneficial Owners

        The following table sets forth information, as of December 31, 2015, regarding the number of shares of Common Stock beneficially owned by all persons known by us who own five percent or more of our outstanding shares of Common Stock.

Name	Address	Common Stock Beneficially Owned	Percentage of Class(1)

BlackRock, Inc.(2)	55 East 52nd Street New York, NY 10055	3,179,400	9.82%

Eagle Asset Management, Inc.(3)	880 Carillon Parkway St. Petersburg, Florida 33716	1,873,931	5.79%

(1)
The number of common shares outstanding used to calculate percentage of beneficial ownership as of December 31, 2015 is 32,373,433.

(2)
In a Schedule 13G/A filed with the Securities and Exchange Commission on January 26, 2016, BlackRock, Inc. reported beneficial ownership of 3,179,400 shares of our Common Stock, with sole voting power over 3,087,258 shares of our Common Stock and sole dispositive power with respect to 3,179,400 shares of our Common Stock, all as of December 31, 2015.

(3)
In a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2016, Eagle Asset Management, Inc. reported beneficial ownership of, including sole voting and dispositive power with respect to, 1,873,931 shares of our Common Stock as of December 31, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of shares of Common Stock. Directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file, and we assist these individuals in this process. Based upon a review of SEC Forms 3, 4, and 5 and based on representations that no Forms 3, 4, and 5 other than those already filed were required to be filed, we believe that, except as disclosed below, all Section 16 (a) filing requirements applicable to those certain executive officers, directors, and beneficial owners of more than 10% of our Common Stock were timely met during the year ended December 31, 2015.

        Certain of our directors and officers participate in our deferred income plan pursuant to which they receive deferred stock units each pay period for the amount of compensation that they defer. During the year ended December 31, 2015, the following reports were not timely filed in connection with the receipt of these deferred stock units. Each of these reports covered a single deferred stock unit transaction: Mr. Beck—fifteen reports; Mr. Bergstrom—twenty-seven reports; Mr. Buck—fifteen reports; Mr. Clineburg—twenty-seven reports; Mr. Dewberry—fifteen reports; Ms. Frazier—twenty-seven reports; Mr. Garcia—fifteen reports; Mr. Lambert—fifteen reports; Ms. Lang—fifteen reports; Mr. Peterson—fifteen reports; Mr. Reynolds—twenty-seven reports; Ms. Starr—fifteen reports; Mr. Wendel—twenty-seven reports and Mr. Wiltse—fifteen reports.

PROPOSAL 1
ELECTION OF DIRECTORS

General Information on the Election of Directors

        Under our Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. Normally, directors in only one class are elected each year, each for a three-year term on the Board. This year, the class of directors whose terms expire in 2016 are up for election. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority.

        The Nominating Committee of the Board of Directors selected the nominees for election as directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable. The following information sets forth the names, ages, principal occupations and business experience for the past five years for all nominees and incumbent directors, as well as the particular experience, qualifications, attributes or skills that led the Board to conclude that each should serve as a director.

  Nominees for Election for Terms Expiring in 2019

        William J. Nassetta, MD, MPH, 55, has been a director since 2012. Dr. Nassetta is Founder, CEO, and Medical Director of CORE, LLC, an Occupational Medical Staffing and Consultation Company, and Founder and CEO of CORE Health Networks. Both companies operate nationally. Dr. Nassetta currently serves as Medical Director for a number of organizations and companies, including NASA, Georgia Pacific, and UOP, a Honeywell Company.

        Alice M. Starr, 67, has been a director since 2001 and has more than 35 years of marketing, public relations, client development and event planning experience. Currently, she is President and CEO of Starr Strategies, a marketing and public relations consulting firm. She was Vice President of WEST*GROUP, a commercial real estate firm headquartered in McLean, Virginia, from 1988 to 2004.

        Steven M. Wiltse, 59, has been a director since 2012. He is a retired Partner of BDO USA, LLP and previously a Partner with the public accounting firm Argy, Wiltse, Robinson, P.C., prior to its acquisition in November 2012 by BDO USA, LLP. Mr. Wiltse was a founding Partner of Argy, Wiltse, Robinson, P.C., which was headquartered in McLean, Virginia since 1991. He has previously served as a director of EagleBank from 2010 to 2011 and a director of Fed Med Bank in 2009.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Incumbent Directors Serving for Terms Expiring in 2017

        B. G. Beck, 79, has been a director since 2002. He has been President of The Beck Foundation since its inception in 2005. He currently serves on the Board of Visitors of George Mason University, Fairfax, Virginia. He was the Vice Chairman and director of L-1 Identity Solutions Inc., formerly Viisage Technologies, Inc., from 2004 to 2011. He was President and Chief Executive Officer of Trans Digital Technologies from 1997 to 2004.

        William G. Buck, 69, has been a director since 2002. Mr. Buck has been involved in the daily management as President of William G. Buck & Associates, Inc., a real estate brokerage, development and property management firm in Arlington, Virginia, since 1976. Mr. Buck has served or serves on the Board of Directors of Virginia Hospital Center and Florida Southern College.

        Sidney O. Dewberry, P.E., L.S., 88, has been a director since 2002. He is currently our Lead Director. Mr. Dewberry is Chairman Emeritus and Founder of Dewberry, an architectural, engineering,

planning, surveying and landscape architecture firm headquartered in Fairfax, Virginia. Mr. Dewberry has managed this company for over 58 years which currently has over 1,800 employees and over $300 million in gross revenues.

        William E. Peterson, 54, has been a director since 2003. He has been Principal and Officer of The Peterson Companies for the past 20 years. Mr. Peterson served as The Peterson Companies' Chief Financial Officer from 1992 until 2001. In 2001, he assumed the position of Chief Operating Officer of Peterson Management Company. In 2006, Mr. Peterson was elevated to the position of President of Peterson Management Company. In 2008, Mr. Peterson's became the Portfolio Investment Manager of the family's Non-Real Estate Assets in addition to duties as a Principal of The Peterson Companies. As part of this role, in 2009 Mr. Peterson launched a new life sciences start up known as Vizuri Health Sciences LLC, for which he currently serves as CEO.

Incumbent Directors Serving for Terms Expiring in 2018

        Bernard H. Clineburg, 67, has been a director since 2001. Mr. Clineburg is our Executive Chairman. He was previously our Chairman and Chief Executive Officer from October 2001 to February 2016. Mr. Clineburg, a local bank executive for over 40 years, is the former Chairman, President and Chief Executive Officer of United Bank (formerly George Mason Bankshares).

        Michael A. Garcia, 56, has been a director since 2003. He is the President and Owner of Mike Garcia Construction, Inc. in Woodbridge, Virginia, since 1980. His company is involved in residential and commercial land development and construction, plus residential remodeling. Mr. Garcia was a founding director of the Company's subsidiary Cardinal Bank—Manassas/Prince William, N.A. in 1999 and became a director of Cardinal Bank when the two subsidiaries were merged in 2002.

        J. Hamilton Lambert, 75, has been a director since 1999. Mr. Lambert is President of J. Hamilton Lambert and Associates, a consulting firm based in Fairfax, Virginia which provides a broad range of customized management and consulting services to governments, businesses and individuals. He is also the Executive Director of the Claude Moore Charitable Foundation.

        Barbara B. Lang, 72, has been a director since February 2014. She is the managing principal and CEO of Lang Strategies, LLC. She was previously the President and CEO of the D.C. Chamber of Commerce for almost 12 years. Prior to joining the D.C. Chamber, Mrs. Lang was the Vice President of Corporate Services and Chief Procurement Officer for Fannie Mae. Mrs. Lang spent 25 years with IBM before joining Fannie Mae in 1992, where she served in several management positions in finance, administration and product forecasting.

EXECUTIVE OFFICERS

Executive Officers

        The following information sets forth the names, ages, principal occupations and business experience for the past five years for all executive officers. Such information with respect to Bernard H. Clineburg, our Executive Chairman, is set forth above in the "Proposal 1—Election of Directors" section.

        Christopher W. Bergstrom, 56, was named our President and Chief Executive Officer in February 2016. He was previously a Regional President of Cardinal Bank since 2002, our Chief Credit Officer since 2005 and our Chief Risk Officer since 2007. He was President and Chief Executive Officer of Cardinal Bank-Manassas/Prince William, N.A. from 1999 to 2002 when it merged with Cardinal Bank.

        Alice P. Frazier, 50, has been the Chief Operating Officer since 2010. She was appointed Executive Vice President—Office of the Chairman upon her joining us in March 2009. Ms. Frazier previously served as Senior Vice President—Area Executive of BB&T Corporation from May 2007. Prior to joining BB&T, Ms. Frazier served in several capacities for Middleburg Financial Corporation, including as Chief Financial Officer from 1993 to 2004 and as Chief Operating Officer from January 2004 to April 2007.

        F. Kevin Reynolds, 56, has been Regional President of Cardinal Bank since 1999 and was previously our Executive Vice President and Senior Lending Officer from 1998 to 1999. He is responsible for the commercial and retail business development for the Company. He was President and Chief Executive Officer of Cardinal Bank, N.A. from 1998 to 2002 prior to our multi-bank consolidation.

        Mark A. Wendel, 57, has been Executive Vice President and Chief Financial Officer since June 2006. He was previously the Chief Financial Officer of First Community Bancshares, Inc. from October 2005 until March 2006. From 2002 until October 2005, he was the Corporate Controller of BankAtlantic Bancorp.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

        The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with the Executive Chairman and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Board Leadership Structure

        In February 2016, we split the positions of Chairman and Chief Executive Officer, which were previously held by the same officer, Mr. Clineburg. This change was made as a result of our beginning our leadership transition within the Company. The former structure was previously appropriate in light of Mr. Clineburg's role, particularly with respect to the risk oversight function as Mr. Clineburg has over 40 years experience in the banking industry, in particular in the Washington, D.C. area. As Executive Chairman, Mr. Clineburg will focus on a seamless transition in leadership along with corporate strategy and mergers and acquisitions. Mr. Bergstrom, as President and Chief Executive Officer will be responsible for the day to day oversight and management of the Company. We believe this structure is now appropriate for our organization as leadership responsibilities transfer to Mr. Bergstrom. Along with the Board of Directors and its various committees as discussed below, both Mr. Clineburg and Mr. Bergstrom will now provide the necessary oversight over the Company's various risks. We operate in the banking industry, which is impacted heavily by credit risk, market risk, interest rate risk, investment risk, liquidity risk, fiduciary risk and reputational risk. Each of these types of risks are managed on a regular basis, and most times daily. Mr. Clineburg and Mr. Bergstrom participate in various internal risk committees to provide guidance and leadership through certain risks that the Company faces. Mr. Clineburg also has successfully executed a turnaround, and his vision and leadership have been instrumental in the strong performance of the organization, which will be invaluable support to Mr. Bergstrom as he begins his new role with the Company.

        In addition, we have a Lead Director to provide independent oversight over the Board of Directors. Our Lead Director, Mr. Dewberry, is responsible for leading the meetings of the Independent Directors. In conjunction with the Nominating Committee, he is charged with managing the nominations process for the Board of Directors. In addition, our Lead Director is responsible for chairing the meetings of the Board of Directors at times when our Executive Chairman is not available to do so, or when there may be a potential conflict of interest. He also serves as a non-exclusive conduit to the Executive Chairman of the views and concerns of the Independent Directors.

Board Risk Oversight

        Risk management is an integral part of the responsibilities held by the Board of Directors. The risks that are inherent to our business include but are not limited to credit risk, market risk, interest rate risk, investment risk, liquidity risk, fiduciary risk and reputational risk. The Board of Directors discusses risks related to our business strategy as part of their overall decision making process. In addition, the majority of our Board of Directors serve on one or more committees that oversee the management of the risks identified above. In addition to the daily oversight and management of risk by management, our Executive Chairman and our President and Chief Executive Officer discussed above, certain risks are managed by our committees with expertise in those areas.

        The Audit Committee has oversight over our accounting and financial reporting processes and the audits of the Company's financial statements. This committee, through the assistance of our Internal

Audit Group, identifies the significant risks or exposures of the organization and completes a risk assessment. In addition, the committee assesses the steps taken by our management team to minimize these risks to the organization.

        The Compensation Committee assists the Board in the fulfillment of its risk oversight responsibilities with respect to executive compensation. The primary purpose of the Compensation Committee is to ensure that the compensation and benefits for senior management and the Board of Directors is fair and appropriate, is aligned with the interests of our shareholders and does not pose a risk to the financial health of the Company or its affiliates.

        Our Loan Committee is charged with the responsibility of maintaining both a quality loan portfolio and a strong credit culture throughout the organization. The members of this committee are involved in the risk-decision process which is managed in a disciplined fashion to maintain an acceptable risk profile characterized by soundness, diversity, quality, prudence, balance and accountability.

Independence of the Directors

        The Board of Directors has determined that 10 of its 11 members are independent as defined by the listing standards of the Nasdaq Stock Market ("Nasdaq"), including the following: Messrs. Beck, Buck, Dewberry, Garcia, Lambert, Nassetta, Peterson, and Wiltse and Ms. Lang and Ms. Starr. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiaries conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. See "Certain Relationships and Related Transactions" below for additional information on certain transactions with members of our Board of Directors. There were no other transactions, relationships or arrangements between the Company and any of our independent directors.

Code of Ethics

        Our Code of Ethical Conduct applies to all of our directors, officers and employees (collectively, "Employees"). It is a standard for responsible and professional behavior that should serve as a guide for all business dealings. Our Code requires:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, regulatory organizations and the public;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

  •
  the exercise of due diligence to prevent and detect criminal conduct;

  •
  promotion of an organizational culture that encourages ethical conduct and a commitment to compliance with the law; and

  •
  accountability of adherence to the Code.

        Ethical business conduct and compliance with all local, state and federal laws, rules and regulations are vital in maintaining the public's trust and confidence. In all our endeavors, two fundamental principles will apply:

  •
  Employees will always place the interests of the Company and our clients first, and

  •
  Employees have the duty and obligation to make full disclosure of any situation in which his or her private interests conflict with those of the Company or our clients.

        Each Employee is required to be aware of the principles in the Code, to adhere to its guidelines, and to seek assistance from senior management, supervisory personnel, or the Human Resources Department when any questions arise about the Code, or when a situation develops that may present a problem under the Code. The Code provides a mechanism for Employees to report potential violations anonymously, and we do not permit retaliation of any kind against Employees for good faith reports of ethical violations. Our Board of Directors exercises reasonable oversight with respect to the implementation and effectiveness of this Code. Our Code of Ethics can be found on our website at www.cardinalbank.com.

Meeting Attendance

  Board and Committee Meetings

        The Board of Directors holds regular meetings each year, including an annual meeting. During 2015, the Board of Directors held 12 regular meetings and two special meetings. Each director attended at least 75% of the aggregate of the 2015 meetings of the Board of Directors and its committees on which he or she served.

  Executive Sessions

        Independent directors meet periodically outside of regularly scheduled Board meetings. Sidney O. Dewberry serves as our Lead Director and oversees the meetings. The Independent directors met once during 2015.

  Annual Meeting of Shareholders

        We encourage the members of our Board of Directors to attend the Annual Meeting of Shareholders. At last year's Annual Meeting of Shareholders, all of the directors were in attendance.

The Committees of the Board of Directors

        The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Loan Committee, and a Nominating Committee. All Committees met at various times during 2015. Specific information regarding the Audit Committee, the Compensation Committee and the Nominating Committee is presented below.

  Audit Committee

        The Audit Committee consists of Mr. Lambert, as Chairman, Messrs. Beck, Peterson and Wiltse and Ms. Starr. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with Nasdaq's listing standards and the requirements of the SEC. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Lambert qualifies as an "audit committee financial expert" as defined by regulations of the SEC.

        The Audit Committee has adopted a charter, which provides guidance to the committee, the entire Board and the Company regarding its purposes, goals, responsibilities, functions and its evaluation. The Audit Committee Charter is attached as Exhibit A to this Proxy Statement. The Audit Committee is responsible for the selection and recommendation of the independent accounting firm for the annual audit. It reviews and accepts the reports of our independent auditors, internal auditor, and federal and state examiners. The Audit Committee met eight times during the year ended December 31, 2015.

Additional information with respect to the Audit Committee is discussed under "Audit Information" below.

  Compensation Committee

        The Compensation Committee consists of Mr. Buck, as Chairman, and Messrs. Dewberry, Garcia and Peterson, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq's listing standards and the requirements of the SEC. The Compensation Committee reviews senior management's performance and compensation and reviews and sets guidelines for compensation of all employees. The Compensation Committee met eight times during the year ended December 31, 2015.

        The Compensation Committee has adopted a charter, which provides guidance to the Compensation Committee, the Board of Directors and the Company regarding the administration of the compensation programs and policies of the Company. The Compensation Committee is responsible for maintaining compensation policies that support our achievement of overall goals and objectives and that such policies are designed with full consideration of all of our accounting, tax, securities law, and regulatory requirements. A copy of the charter is included as Exhibit B to this Proxy Statement.

        Additional information with respect to the Compensation Committee is discussed under "Executive Compensation" below.

  Nominating Committee

        The Nominating Committee consists of Mr. Dewberry, as Lead Director, and Messrs. Beck, Buck, Garcia, Lambert, Nassetta, Peterson, Wiltse and Ms. Lang and Ms. Starr. The Board of Directors in its business judgment has determined that all members involved in the nominations process are independent as defined by Nasdaq's listing standards. As the Nominating Committee selects the nominees for election as directors, our Board of Directors currently believes it is important that all of our independent directors participate in the nomination process in order to bring multiple perspectives within the evaluation process for incumbent directors as well as nominations of potential candidates to the Board of Directors. The Nominating Committee is responsible for selecting and recommending to the Board of Directors with respect to (i) nominees for election at the Annual Meeting of Shareholders and (ii) nominees to fill Board vacancies. The Nominating Committee does not have a charter that governs the nominations process. The Nominating Committee met once during the year ended December 31, 2015.

        In identifying potential nominees, the Nominating Committee takes into account such factors as it deems appropriate, including the current composition of the Board of Directors to ensure diversity among its members. Diversity includes the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent directors and the need for specialized expertise. The Nominating Committee considers candidates for Board membership suggested by its members and by management and the Nominating Committee will also consider candidates suggested informally by a shareholder of the Company.

        The Nominating Committee believes that the following guidelines are the standards by which potential nominees should be evaluated:

  •
  the ability of the prospective nominee to represent the interests of the shareholders of the Company;

  •
  the prospective nominee's standards of integrity, commitment and independence of thought and judgment;

  •
  the prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee's service on other public company boards; and

  •
  the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

        Shareholders entitled to vote for the election of directors may recommend candidates for the Nominating Committee to consider formally in connection with an annual meeting. Information with respect to shareholder nominations is discussed under "Proposals for 2017 Annual Meeting" below.

        Under the process used by us for selecting new candidates to the board of directors, the Nominating Committee, identifies the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Executive Chairman may also provide input in the nominations process. The Lead Director will initiate a search, working with staff support and seeking input from the board of directors and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the board may be presented to the Nominating Committee. A determination is made as to whether members of the board have relationships with preferred candidates and can initiate contacts. At least one member of the Nominating Committee, along with the Executive Chairman, interviews prospective candidates. The Nominating Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.

Director Compensation

        The following table shows the compensation earned by each of the directors for service as a director during 2015. Mr. Clineburg's compensation earned for his services as a member of the Board of Directors is included in the "Executive Compensation" section below.

Name(1)	Fees Earned or Paid in Cash ($)	Phantom Stock Matches ($)(2)	Stock Awards ($)(3)	Total ($)

B.G. Beck	75,500	37,750	36,615	149,865

William G. Buck	116,250	50,000	36,615	202,865

Sidney O. Dewberry	84,750	42,375	36,615	163,740

Michael A. Garcia	107,000	50,000	36,615	193,615

J. Hamilton Lambert	94,750	47,375	36,615	178,740

Barbara B. Lang	57,500	28,750	36.615	122,865

William J. Nassetta	79,000	39,500	36,615	155,115

William E. Peterson	68,750	34,375	36,615	139,740

Alice M. Starr	62,250	31,125	36,615	129,990

Steven M. Wiltse	65,750	32,875	36,615	135,240

(1)
The aggregate number of stock options outstanding at December 31, 2015 held by the Board of Directors is 209,250. The number of stock options outstanding for each director is as follows: Beck, 26,350; Buck, 10,000; Dewberry, 26,350; Garcia, 26,350; Lambert, 22,500; Lang, 15,000; Nassetta, 10,000; Peterson, 26,350; Starr, 26,350; and Wiltse 20,000. All options are granted with an exercise price equal to the Common Stock's fair market value as of the date of each grant and vest immediately on the date of the grant.

(2)
Each director, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our directors in our deferred compensation plan which vests immediately. Such match is not to exceed $50,000 in any particular plan year.

(3)
Each director received a grant of 1,500 shares of common stock options on November 24, 2015. Each share of common stock was granted with a cost basis of $24.41 and vested immediately.

        Each director is entitled to receive cash compensation for his or her service on the Board of Directors. Each director is paid an annual retainer of $5,000, $3,000 for each Board meeting attended, $2,250 for each Executive Committee meeting attended, and $1,750 for each committee meeting attended. J. Hamilton Lambert, in his capacity as Audit Committee Chairman, receives an additional retainer of $16,000 annually.

        Each non-employee director can participate in our deferred income plan for non-employee directors. Under this plan, a non-employee director may elect to defer all or a portion of any director-related fees including retainers and fees for serving on board committees. Director deferrals are matched 50% by us and are vested immediately. Such match is not to exceed $50,000 in any particular plan year.

Communications with the Board of Directors

        Shareholders and other interested parties may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no party is specified, the communication will be forwarded to the entire Board of Directors. Each communication intended for the Board of Directors and received by the Corporate Secretary will be forwarded to the specified party. The Corporate Secretary will forward any correspondence that deals with the functions of the Board of Directors or its committees or any other matter that would be of interest to the Board. Otherwise, the communication will be forwarded to the appropriate department for further handling. Shareholder communications to the Board of Directors should be sent to:

Jennifer L. Deacon
Corporate Secretary
Cardinal Financial Corporation
8270 Greensboro Drive, Suite 500
McLean, Virginia 22102

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

        The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers that significantly contribute to the company's success. The executive officers are expected to manage the Company to promote its growth and profitability, minimize risk, leading to long term value for our shareholders. As such, the compensation program is designed to provide levels of compensation that reflect the executive's role in the organization and reward both the individual's and the organization's performance. We assess our executive officers' performance both objectively and subjectively using both financial measures (such as return on average assets, return on average equity, efficiency ratio, credit quality, net income to target and total return to shareholders) and non-financial goals and objectives (including strategic objectives, safety and soundness, risk management and service to the community). The Compensation Committee (the "Committee") believes that evaluating performance in this manner aligns the interests of our executive officers with the achievement of long-term sustainable financial performance and resulting increases in shareholder value. We believe that our compensation program contributes to achieving these results.

Management Say on Pay Vote Results for 2015

        At our 2015 Annual Meeting of Shareholders, approximately 52% of the shareholders who voted on the "say on pay" proposal approved the compensation we pay to our named executive officers.

        In making decisions regarding its executive compensation program, the Committee has considered specific comments received from shareholders, including those in connection with the advisory vote on executive compensation. The Committee has undertaken an effort to re-evaluate the appropriateness and competitiveness of the Company's total compensation program in light of shareholder feedback generally and to ensure the Company's executive compensation program represents the best interests of shareholders. The Committee is committed to performing a thorough assessment and making changes as deemed necessary to attract and retain the highest quality talent in a very competitive labor market, to reward for achieving the Company's objectives, and to align with the best interests of the Company and its shareholders.

        In response to shareholder concerns, the Committee approved two policies (1) stock ownership and retention guidelines for its named executive officers and (2) a formal compensation recovery (clawback) policy for its named executive officers. Both of these policies are discussed below.

2015 Financial Highlights

        We reported record net income of $47.3 million, or $1.43 per diluted common share, for the year ended December 31, 2015, compared to net income of $32.7 million, or $1.00 per diluted common share, in 2014. Net interest income increased $8.7 million to $116.4 million for the year ended December 31, 2015, compared to $107.7 million for the year ended December 31, 2014, a result of increase in interest earning assets. Provision for loan losses was $1.4 million for the year ended December 31, 2015, compared to $1.9 million for 2014. Non-interest income increased $13.5 million to $52.7 million for the year ended December 31, 2015 as compared to $39.2 million for 2014 due primarily to an increase in realized and unrealized gains on mortgage banking activities from our mortgage banking business segment. Non-interest expense was $96.3 million for the year ended December 31, 2015 compared to $96.2 million for the year ended December 31, 2014.

        Organic balance sheet growth continued as at December 31, 2015, total assets were $4.03 billion, an increase of 18.6%, or $630.8 million, from $3.40 billion at December 31, 2014. Total loans receivable, net of deferred fees and costs, increased 18.4%, or $475.2 million, to $3.06 billion at December 31, 2015, from $2.58 billion at December 31, 2014. Total deposits increased 19.6%, or $497.4 million, to $3.03 billion at December 31, 2015, from $2.54 billion at December 31, 2014.

        Shareholders' equity at December 31, 2015 was $413.1 million, an increase of $35.8 million from $377.3 million at December 31, 2014. The increase in shareholders' equity was attributable to the recognition of net income of $47.3 million less dividends paid to shareholders totaling $14.2 million for the year ended December 31, 2015. Book value per share at December 31, 2015 and 2014 was $12.76 and $11.76, respectively. Total risk-based capital to risk-weighted assets was 11.37% at December 31, 2015 compared to 11.78% at December 31, 2014. Accordingly, we were considered "well capitalized" for regulatory purposes at December 31, 2015.

Compensation Program

        The principal elements of our executive compensation program are annual base salary, short-term incentive compensation through annual cash bonuses, long-term incentives through the grants of equity-based awards and participation in our deferred income plans. In addition, we provide our executives with benefits that are generally available to all of our salaried employees.

        We view the principal elements of our executive compensation as related but distinct, and target to deliver competitive annual total compensation opportunities to the Company's executive officers commensurate with individual and Company performance. Our Compensation Committee has not adopted any formal policies or guidelines for allocating total compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of compensation. We determine the appropriate level for each compensation element based, in part, but not exclusively, on our view of internal equity and consistency, performance, the competitive landscape and other information we deem relevant. We believe that equity-based awards are the primary motivator in attracting and retaining executives over the long-term and align executives' interests with those of our shareholders, and that salary and cash bonuses are important considerations in the short-term.

        Annually, our Compensation Committee performs a strategic review of our executive officers' total compensation and Company stock holdings. Through this review, the Committee determines whether they adequately compensate our executive officers for both individual and organizational results, relative to external compensation benchmarks. The Committee considers the Company's internal objectives (financial and non-financial), the individual executive's contribution to Company objectives, external peer compensation levels and peer performance in making annual compensation decisions for the Company's executive officers. The Committee also receives annual evaluations prepared by the Executive Chairman regarding the performance of each executive officer. As part of the process, the Committee also evaluates the performance of the Executive Chairman and of the President and Chief Executive Officer each year and makes all decisions regarding their base salary adjustments and short and long term incentive payments. The Executive Chairman and President and Chief Executive Officer are not present during any deliberations regarding their compensation.

Compensation Recovery (Clawback) Policy

        The Committee approved a formal Compensation Recovery (clawback) Policy during the past year. In the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws, the named executive officers shall reimburse the Company for or forfeit any bonus or other incentive-based or equity-based compensation received by that person during the fiscal year preceding the accounting restatement. This policy applies to current and former named executive officers of the Company.

No Tax "Gross-Up" Payments

        The Committee has committed not to enter into any future executive arrangements with a tax gross-up provision of any kind. Only one legacy agreement exists with a gross-up provision.

Stock Ownership Retention Guidelines

        The Company's compensation program fosters long term equity ownership and is specifically designed to align the interests of executives with those of our shareholders. All named executive officers build equity ownership through purchases in the open market, contributing their own funds into the Company's 401(k) plan and its Executive Deferred Income Plan, through purchases of our Common Stock through an option exercise, and through vesting of restricted stock units. During the past year, the Committee approved stock ownership retention guidelines for its named executive officers. This policy requires that the Chief Executive Officer hold shares of the Company's Common Stock equal to three times their base salary. For all other named executive officers, the policy states that they are required to hold shares of our Common Stock equal to two times their respective base salaries. In the instance a named executive officer does not meets their ownerhsip guideline, the executive may only execute up to 50% of their stock option exercise (net of tax) to sell into the open market. The remaining 50% of the shares within the option exercise are required to be owned by the executive. There is no target date to retain ownership in our Common Stock and the value of their ownership is based on our one-year average market price of our Common Stock at the end of each calendar year. As of December 31, 2015, all named executive officers meet and/or exceed the stock ownership retention guidelines.

Stock Ownership Retention Guidelines

	Base Salary	Stock Requirement— Value	Shares Owned(1)	1 Year Average Close (2015)	Value of Shares Owned	Over (Under) Guidelines
Bernard H. Clineburg	$725,000	$2,175,000	473,509	$21.59	$10,223,049	$8,048,049
Christopher W. Bergstrom	450,000	1,350,000	127,209	21.59	2,746,435	1,396,435
Alice P. Frazier	375,000	750,000	75,559	21.59	1,631,321	881,321
F. Kevin Reynolds	295,000	590,000	100,891	21.59	2,178,238	1,588,238
Mark A. Wendel	250,000	500,000	42,864	21.59	925,440	425,440

(1)
as per stock ownership retention guidelines

Compensation Consultant

        The Compensation Committee has authority over the selection, use, and retention of any compensation consultant or any other experts engaged to assist the Committee in discharging its responsibilities. During 2015, the Committee engaged an independent compensation consultant, Pearl Meyer (PM). PM is a recognized leader in executive compensation strategy and governance. Additionally, PM has significant experience with community banks and the related compensation practices. PM assisted the Committee in its assessment of the compensation peer group and executive compensation benchmarking. These are the only services performed PM for the Committee and PM had no other relationship with the Company or its management, nor did it provide any other services to the Company. In accordance with NASDAQ and SEC rules, the Compensation Committee assessed the independence of PM and concluded that no conflicts of interest exist that would prevent PM from providing independent and objective advice to the Committee.

Peer Review

        During 2014 as part of its annual review, the Committee performed an assessment of our compensation peer group. The assessment compared the Company's current asset size, financial performance and economic and geographic market to our original peer group. In addition, the Committee, along with the guidance of its consultant, analyzed publicly traded bank holding companies in metropolitan areas similar to the Washington MSA within the geographic region of Atlanta, Georgia to Boston, Massachusetts. As a result of this additional analysis, a new peer group was developed during 2014 to include a select group of eighteen publicly traded banks in similar metropolitan areas. At December 31, 2015, institutions in our peer group had median assets of $4.7 billion and a median market cap of $711 million. Furthermore, because the Company has a diversified revenue stream which includes a mortgage company that generates significant fee revenue, the selection criteria included companies with revenue as a percentage of assets between 3.04% to 5.36%. Finally, the analysis considered total shareholder return over a one year, three year and five year period of time. The Committee believes the competitive characteristics and business mix of the major metropolitan areas in which the new peer group operates aligns closely with the Washington MSA demographics. Our objective in peer group selection is to position the Company near the median of the peer group size, while also considering the comparability of business and the quality of each comparator.

        During the annual review of the compensation peer group performed by the Committee in 2015 (with the assistance of PM), it was determined that no changes to the peer group were necessary for 2015. Hudson Valley Holding Corporation was removed from the peer group due to acquisition.

Cardinal Financial Corporation Peer Group

CFNL "Atlanta to Boston" Peer Group Analysis

Company	Ticker	Company	Ticker
BNC Bancorp	BNCN	Park National Corp	PRK
Boston Private Financial Holdings, Inc	BPFH	Pinnacle Financial Partners, Inc	PNFP
Brookline Bancorp, Inc	BRKL	Sandy Spring Bancorp, Inc	SASR
Centerstate Banks, Inc	CSFL	State Bank Financial Corporation	STBZ
City Holding Co	CHCO	Stock Yards Bancorp, Inc	SYBT
Dime Community Bancshares, Inc	DCOM	The Bancorp, Inc	TBBK
Eagle Bancorp, Inc	EGBN	Towne Bank	TOWN
Fidelity Southern Corporation	LION	Washington Trust Bancorp, Inc	WASH
Oritani Financial Corp	ORIT

        In addition to determining the adequacy of the total compensation offered to our executive officers compared to peers, we compare our performance to the peer group using twelve financial performance measures as well as total shareholder return. As of December 31, 2015, the Company compared very favorably to its peers and was near the 75th percentile of the peer group in both the unweighted average of shareholder return and the unweighted average of the twelve financial measures, including measures used for internal targets. The financial results for 2015 also exceeded the unweighted three-year average for Cardinal's twelve financial measures. The three-year average includes financial results for 2013 which were negatively affected by the results of the mortgage subsidiary and placed the Company in the bottom quartile of financial performance. It is to be noted that in keeping with the Company's compensation practices, the named executive officers did not receive any short term incentive compensation for 2013's performance. Since that time, the Company's financial performance has returned to its historical top quartile performance for both 2014 and 2015. Below are two tables that report the results of the peer group analysis:

Financial and Total Shareholder Return Analysis

Source: Pearl Meyer

Source: Pearl Meyer

Leadership Transition

        In February 2016, Mr. Clineburg transitioned to Executive Chairman while remaining Principal Executive Officer. Christopher W. Bergstrom, formerly the Regional President of Cardinal Bank and Chief Risk Officer of the Company, was appointed President and Chief Executive Officer of the Company.

        As a result of the transition to Executive Chairman, the Committee offered, which Mr. Clineburg accepted, an additional three-year term with the amendment to his existing employment agreement. Furthermore, the Committee worked with PM to evaluate Mr. Clineburg's current retirement package. It was their desire to commend Mr. Clineburg for the outstanding performance of the Company during his 15 year tenure by offering additional retirement benefits and equity awards commensurate with similarly situated transitioning Chief Executive Officers to which Mr. Clineburg declined. Upon completion of the leadership transition, the Committee will review Mr. Clineburg's base salary, and make adjustments that are commensurate for his role as Executive Chairman and Principal Executive Officer.

        The Committee recognized Mr. Bergstrom's new responsibilities as President and Chief Executive Officer by increasing his salary to $450,000, an increase of $75,000 or 20% of his previous salary and awarded him 16,500 restricted shares and 3,000 stock options to vest ratably over three years with 33% vesting immediately and 33% vesting on the anniversary dates of the grant over the next two years.

Components

Base Salary

        We generally set annual base salaries for the executive officers based on the executive's experience, individual performance for the prior year and our prior year financial results. We also consider comparative salary data for the peer group identified above and believe that base salaries should be set at a level that enables us to hire and retain individuals in the banking/finance industry that can drive achievement of the Company's overall strategic business goals.

        The Committee annually evaluates the performance of the Chief Executive Officer based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Committee and Board of Directors. During 2015, Mr. Clineburg was the Company's Chairman and Chief Executive Officer. While the Committee acknowledges the current leadership transition, they considered Mr. Clineburg's overall performance as the Chief Executive Officer as outstanding for 2015. The Committee recognized a number of key successes during 2015 when determining his overall performance; a few of which are noted below:

  •
  Overall business results of the Company were significantly improved over 2014, including but not limited to 45% increase in reported net income, annual loan growth of 18%, annual deposit growth of 20% and ongoing pristine credit quality;

  •
  Four key financial measures (net income, return on average assets, return on average equity and efficiency ratio) exceeded goals and significantly improved year over year;

  •
  Total return to our shareholders increased by 38% over 2014; and

  •
  The Company ranked near the 75th percentile compared to the peer group in twelve financial performance indicators.

        For other named executive officers, the Committee reviewed with Mr. Clineburg the 2015 performance evaluations for those executive officers, including pay mix of base salary, bonus and long term incentives against the peer group's average aggregate pay mix of base salary, bonus, and long term incentives. Based upon Mr. Clineburg's recommendation and current competitive positioning provided by PM, the Committee increased the salaries of Ms. Frazier by 5.3% to $395,000, Mr. Reynolds by 10.2% to $325,000, and Mr. Wendel by 4% to $260,000, effective March 2016.

        See "Annual Compensation of Executive Officers" for additional information on the named executive officers' employment agreements.

Short-Term Incentive Compensation

        We annually review the Company's performance relative to internal goals, peer performance and each executive officer's individual performance and responsibility to assess the payment of short-term incentive compensation. Financial and non-financial performance goals, and applicable metrics, are set at the beginning of each year to help guide general decision making of executives. An annual bonus target as a percent of total direct compensation is evaluated for each executive officer based on the executive's job level and competitive peer data. The Committee makes a discretionary assessment of actual financial results compared to target and the results of our peer group, and non-financial performance metrics relative to strategic objectives, safety and soundness, effectiveness in managing risk, and community service. The Committee believes that total direct compensation for executive officers (base salary, short-term and long-term compensation) should vary based on the Company's performance and return to shareholders, and should be generally consistent relative to performance against the Company's peer group. All these considerations are taken into account in determining short-term incentive compensation for each executive officer.

        While there were formal measurements and targets, the executive bonuses are awarded at the Committee's discretion and are given based upon the Committee's determination of each executive officer's contribution to our growth and profitability as well as non-financial performance metrics.

        The financial measures used to evaluate 2015 corporate performance as compared to budget and the prior year were Net Income, Return on Assets, Return on Equity and Efficiency Ratio. These measures were based upon operating results which is defined as reported net income. The Committee recognizes ongoing operating results as the best means to evaluate financial performance and aligns management with the shareholder in terms of creating long term shareholder value. As shown in the table below, actual results far exceed targets and improved substantially over 2014.

Actual vs. Target Financial Performance
For the Year Ended December 31, 2015

Measure	2015 Target	2015 Operating Results	% of Target	2014 Operating Results (excluding M&A costs)	% Improvement over Prior Year
Net Income (in 000's)	$40,787	$47,334	116.05%	38,816	21.94%
Return on Average Assets	1.16%	1.29%	111.21%	1.15%	12.17%
Return on Average Equity	10.42%	11.76%	112.86%	10.78%	9.09%
Efficiency Ratio	61.00%	56.95%	106.64%	62.17%	8.40%

        Overall business results of the Company were significantly improved over 2014, including but not limited to:

  •
  Operating net income for 2015 increased 22% over the prior year and was 116% of target;

  •
  Total loans held for investment grew 18% for the year;

  •
  Total deposits grew 20% for the year with non maturing deposit growth of 15%;

  •
  Credit quality remained pristine with non performing assets to assets ratio of 0.01%;

  •
  The return on assets, return on equity and efficiency ratio all exceeded 100% of target;

  •
  All regulatory capital ratios remain above the requirements to be considered well-capitalized;

  •
  The Company ranked in near the 75th percentile compared to the peer group in the twelve key financial performance indicators presented above; and

  •
  In addition to the strong financial results, total return to the shareholders increased by 38% over 2014.

        In making annual bonus decisions for 2015, the Committee took into consideration the significant improvement in financial results over 2014, the strong performance versus the peer group and other non-financial factors including safety and soundness, to determine that the overall performance is near the top quartile of its peer group.

        The Committee approves annually at the end of each year an overall pool of discretionary annual cash bonuses to be awarded to all officers. Certain members of the executive management team, along with the Mr. Clineburg, then allocate discretionary bonuses to officers, not including those executive officers of the Company. Mr. Clineburg then prepares and recommends to the Committee the annual cash bonuses for certain members of executive team (other than himself) based upon actual results compared to the target results and peer group.

        The Committee reviewed the Company's performance and recommendations made by Mr. Clineburg and approved an overall Officer Bonus Pool for cash bonuses for 2015 in the amount of $4,220,000. Based on its assessment of performance, the Committee approved the following short term incentive cash bonuses to be distributed from the Officer Bonus Pool to named executive officers (other than himself): $450,000 for Mr. Bergstrom; $450,000 for Ms. Frazier; $375,000 for Mr. Reynolds and $90,000 for Mr. Wendel.

        With regard to Mr. Clineburg, the Committee reviewed the overall company performance as described above as well as his responsibility to assess the payment of short term incentive compensation for 2015. Furthermore, the Committee examined the competitive positioning of Mr. Clineburg's total cash compensation as it relates to the corporate performance relative to the peer group and the competitive market compensation of the peer group. After considering all of these factors, the Committee approved a short term incentive bonus of $900,000 to be distributed from the Officer Bonus Pool. Based upon information provided by PM, the Committee believes that the positioning of total cash compensation is competitive given the Company's performance.

        The Committee and the Executive Chairman continue to be committed to a pay for performance philosophy, in particular as it relates to direct compensation (cash and equity awards), For example, the financial performance for 2013 was below the targets and in the bottom quartile of financial performance when compared to the peer group. According to the Executive Chairman's recommendation, the Committee did not award cash incentive bonuses to named executive officers, including him, for 2013.

Long-Term Incentive Compensation

        Each year, the Committee also considers the desirability of granting long-term incentive awards under our 2002 Equity Compensation Plan, which was last amended as approved by shareholders in 2011 (the "Equity Plan"). The Equity Plan authorizes the granting of options, which may be incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock awards, phantom stock awards or performance share awards to our directors, eligible officers and our key employees. We believe that equity ownership aligns our executives with our shareholders, promotes a long-term focus on profitability and shareholder value and is consistent with our compensation philosophy. As a result, it is our view that equity grants are an integral part of total compensation. The Committee evaluated its use of a combination of restricted stock and stock options for long-term incentive awards as opposed to only stock options as in years past. It was determined that a mix of stock options and restricted stock was consistent with trends in competitive compensation practices within the financial services industry.

        In determining equity awards to the named executive officers, the Committee considers Company and individual performance, total compensation and performance relative to peers, and the role and scope of executive responsibility.

        For equity awards to the executive management group, other than Mr. Clineburg, the Committee reviewed with Mr. Clineburg recommended individual awards, taking into account the respective scope of accountability and contributions of each member of the executive management team, and Company performance results for the preceding year. The Committee also reviewed total direct compensation (base salary, short term cash incentives plus equity) of the executive officers, relative to the market data of our peer group and in the context of performance compared to the same group. The Committee considers the recommendations provided for equity awards, which are then approved by the Committee and ratified by our Board of Directors.

        Although awarded in calendar year 2016, the following equity awards were made to executive officers on February 16, 2016 as part of their total direct compensation package for 2015 performance: Mr. Bergstrom received a grant of options to purchase 2,000 shares of our Common Stock and 8,500 shares of restricted stock for his performance as Regional President and Chief Risk Officer of the Company. Ms. Frazier and Mr. Reynolds each received a grant of options to purchase 2,000 shares of our Common Stock and 8,500 shares of restricted stock. Mr. Wendel received a grant of options to purchase 1,000 shares of our Common Stock and 5,000 shares of restricted stock. Equity awards for 2015 performance vest ratably over three years with 33% vesting immediately and 33% vesting on the anniversary dates of the grant over the next two years.

        In addition the above grants, the Committee also awarded stock options to purchase 5,000 shares of Common Stock and 35,000 shares of restricted stock to Mr. Clineburg. The equity awards vest 33% immediately and 33% vests annually on the anniversary of the grant date over the next two years. This grant of equity awards by the Committee was based, among other things, on the Company's 2015 performance, the review of his total direct compensation relative to peers, as well as the Committee's perception of his past and expected future leadership and contributions to achievement of our long-term goals. Based upon information provided by PM, the Committee deemed Mr. Clineburg's total direct compensation to be competitive given the Company's performance.

Stock Option and Restricted Stock Grant Procedures

        Stock options are granted with an exercise price equal to the Common Stock's fair market value at the date of grant. Based on past practices, our outstanding stock options have different vesting periods. Director stock options have ten year terms and vest and become fully exercisable at the grant date. Certain employee stock options have ten year terms and vest and become fully exercisable in 20% annual increments beginning as of the grant date. In addition, we have granted stock options to our executives that have ten year terms and with one third vesting immediately and the remaining balance vesting in one third annual increments beginning after their first year of grant.

        Restricted stock awards are granted at the fair market value at the date of vesting. Like our stock option grants, our restricted stock awards may have different vesting periods similar to those described above. Currently, restricted stock awards that have been granted vest ratably over three years with 33% vesting immediately and 33% vesting on the anniversary date of the grant over the next two years for our named executive officers. For certain employee restricted stock grants, these grants vest over three years with no portion vesting immediately.

Supplemental Executive Retirement Plans

        We adopted a supplemental executive retirement plan for Mr. Clineburg effective October 2005 as provided for in his employment agreement. The plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation to Mr. Clineburg. Upon retirement, Mr. Clineburg will be entitled to an annual retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan were fully vested on November 1, 2010 with his new employment agreement, described below in "Annual Compensation of Executive Officers." Our expense related to the plan was approximately $59,000 for 2015.

Executive Deferred Income Plan

        We currently have in place a deferred income plan for our executive officers—the Cardinal Financial Corporation Executive Deferred Income Plan (the "Executive Deferral Plan"). The purpose of the Executive Deferral Plan is to offer participants the opportunity to defer voluntarily current compensation for retirement income and other significant future financial needs for themselves, their families and other dependents. This plan is also designed to provide us with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan.

        Participants in the Executive Deferral Plan may elect from various investment funds, including a Company common stock fund that tracks the value of our Common Stock, for the amounts of compensation that they defer. Any of our employees who are an executive vice president or above may be eligible to participate in the Executive Deferral Plan. We provide a deemed match for each participant's contribution that does not exceed the greater of 50% of the participant's deferral or $50,000 per participant per year. This match is deemed invested in our Common Stock and vests 25% immediately and the remaining match of 75% vests over the next three years on the anniversary dates of the matching contribution.

Other Benefits

        Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees.

        Mr. Clineburg, Mr. Bergstrom, and Mr. Reynolds receive other annual compensation for the use and maintenance of company owned automobiles and country club dues. Ms. Frazier receives other annual compensation for the use and maintenance of a company owned vehicle. We provide a company owned automobile to Mr. Clineburg, Mr. Bergstrom, Mr. Reynolds, and Ms. Frazier due to the amount of travel required as representatives of the Company. Country club memberships facilitate these executives' roles as a Company representative in the communities we serve.

Section 162(m) Considerations

        Internal Revenue Code section 162(m) allows us to deduct compensation in excess of $1 million paid to our executive officers if certain criteria are satisfied. The Committee believes that grants of options and restricted stock under the Equity Plan will not qualify for the performance based compensation exception to the deductibility limit due to the lack of individual limits in the Equity Plan. Bonus awards do not meet such criteria because the Committee exercises discretion in determining awards based on such factors the Committee deems relevant as described above under "Components—Short-Term Incentive Compensation". The Committee does not, however, anticipate awarding compensation that would result in the loss of a material tax deduction.

Risk Analysis Procedures

        We have reviewed our compensation policies for all of our employees to determine if they compensate or encourage our employees to take any unnecessary risk that may have a material adverse effect on our financial condition. We determined that the compensation policies we have in place are not reasonably likely to have a material adverse effect on us and do not encourage our employees to take excessive risks due to the internal controls and procedures we have in place throughout our organization. Among other things, our executive compensation program reflects the following policies and practices:

  •
  The Compensation Committee is composed solely of independent directors, under its own authority, and has engaged its own independent compensation consultant;

  •
  We conduct an annual shareholder advisory vote on the compensation of the named executive officers, and our Board of Directors and the Compensation Committee carefully consider the outcome of these advisory votes;

  •
  We use a balanced mix of fixed and variable pay and financial and non-financial measures of performance;

  •
  Incentive compensation payments to certain executives are subject to clawback provisions;

  •
  Long-term equity awards are approved by an independent committee of non-employee directors and contain multi-year vesting provisions;

  •
  Our equity incentive plan prohibits the repricing or exchange of equity awards without shareholder approval;

  •
  We require our executive officers to meet stock ownership requirements, and we prohibit them from selling any shares if doing so would cause them to fall below required levels;

  •
  We do not provide significant perquisites or other personal benefits to our executive officers and our executive officers participate in our health and welfare benefit programs on the same basis as all of our employees;

  •
  Annually, the Board of Directors reviews and approves all of policies of the Company to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have an adverse impact on the Company;

  •
  Annually, the Board of Directors and all employees certify they are in compliance with the Company's Code of Ethics.

Compensation Committee Report on Executive Compensation

        The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2015 and this Proxy Statement.

Compensation Committee

William G. Buck, Chairman
Sidney O. Dewberry, Vice Chairman
Michael A. Garcia
William E. Peterson

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

        The Company and its subsidiaries conduct business with companies of certain members of the Compensation Committee, including Messrs. Buck and Peterson, are affiliated. See "Certain Relationships and Related Transactions".

Annual Compensation of Executive Officers

        In the tables and discussion below, we summarize the compensation earned during 2015, 2014 and 2013 by (1) our chief executive officer, (2) our chief financial officer and (3) each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities. These individuals are collectively referred to as the "named executive officers." In February 2016, Mr. Clineburg was appointed Executive Chairman of the Board of Directors and Mr. Bergstrom was appointed President and Chief Executive Officer. For the calendar year ended December 31, 2015, Mr. Clineburg was our Chief Executive Officer and Mr. Bergstrom was our Executive Vice President and Chief Risk Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)

Bernard H. Clineburg,	2015	720,000	900,000	153,442	326,133		59,233	116,336	2,275,144
Executive Chairman	2014	665,000	900,000	50,000	440,781	(4)	84,372	110,631	2,250,784
	2013	589,375	—	50,000	622,597	(4)	85,701	103,608	1,451,281

Mark A. Wendel,	2015	243,750	90,000	53,853	62,262		—	7,950	457,815
Executive Vice President,	2014	223,667	80,000	50,000	49,532		—	3,710	406,909
Chief Financial Officer	2013	209,447	—	20,945	53,640		—	5,027	289,059

Christopher W. Bergstrom,	2015	372,917	450,000	70,030	94,875		—	17,892	1,005,714
President,	2014	346,667	450,000	50,000	148,595		—	16,287	1,011,549
Chief Executive Officer	2013	302,083	—	30,208	160,920		—	18,804	512,015

Alice P. Frazier,	2015	372,917	450,000	70,030	94,875		—	9,018	996,840
Executive Vice President,	2014	346,667	450,000	10,000	148,595		—	9,049	964,311
Chief Operating Officer	2013	302,083	—	2,500	160,920		—	10,074	475,577

F. Kevin Reynolds,	2015	270,270	375,000	63,353	62,262		—	31,480	802,365
President, Cardinal Bank	2014	263,000	325,000	26,300	99,063		—	16,908	730,271
	2013	242,193	—	12,078	107,280		—	16,034	377,585

(1)
Each officer, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our named executive officers in our deferred income plan. Such match is not to exceed $50,000 in any particular plan year and vests 25% immediately and the remainder in equal annual installments thereafter over three years from the date of the participants' contribution. In addition, during 2015 each named executive officer received grants of restricted stock, of which a portion vested immediately.

(2)
Each named executive officer received stock option awards during 2016 as compensation for their performance during 2015. Because the value of an award is reported in the Summary Compensation Table for the fiscal year in which the grant date occurs, these awards are not reflected herein.

(3)
Each named executive officer received stock option awards during 2015 as compensation for their performance during 2014. The values disclosed for these grants are the grant date fair value calculated using the Black-Scholes option pricing model. Additional information regarding the grant date fair values for the stock options granted can be found in Note 2 to our notes to the consolidated financial statements in our 2015 Annual Report on Form 10-K.

(4)
In addition to stock options awarded to Mr. Clineburg during 2014 as compensation for his performance during 2013, Mr. Clineburg also received stock option awards for his service as a member of the board of directors during 2014 and 2013. The values disclosed for these grants are the grant date fair value calculated using the Black-Scholes option pricing model. Additional information regarding the grant date fair values for the stock options granted can be found in Note 2 to our notes to the consolidated financial statements in our 2015 Annual Report on Form 10-K.

(5)
Mr. Clineburg participates in our supplemental executive retirement plan. The amounts in this column represent the changes in the present value of Mr. Clineburg's accumulated benefit under this plan during 2015, 2014 and 2013.

 All Other Compensation Table

Name and Principal Position	Year	401(k) Plan Matching Contributions ($)(1)	Country Club Dues ($)	Personal Use of Company-Owned Automobile ($)	Director Fees ($)(2)	Total ($)

Bernard H. Clineburg,	2015	7,950	8,977	1,909	97,500	116,336
Executive Chairman	2014	7,800	8,228	1,603	93,000	110,631
	2013	7,650	8,504	5,204	82,250	103,608

Mark A. Wendel,	2015	7,950	—	—	—	7,950
Executive Vice President,	2014	3,710	—	—	—	3,710
Chief Financial Officer	2013	5,027	—	—	—	5,027

Christopher W. Bergstrom,	2015	7,950	7,923	2,019	—	17,892
President,	2014	6,630	8,545	1,112	—	16,287
Chief Executive Officer	2013	7,250	9,916	1,638	—	18,804

Alice P. Frazier,	2015	7,950	—	1,068	—	9,018
Executive Vice President,	2014	7,800	—	1,249	—	9,049
Chief Operating Officer	2013	7,650	—	2,424	—	10,074

F. Kevin Reynolds,	2015	7,130	23,523	827	—	31,480
President,	2014	6,312	10,596	—	—	16,908
Cardinal Bank	2013	6,522	9,512	—	—	16,034

(1)
Amounts presented represent total contributions to our 401(k) plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (which are included under the "Salary" column) made by each executive officer to such plans.

(2)
Mr. Clineburg earns director fees for his services as a member of the Board of Directors.

        We believe the compensation for the named executive officers is representative of comparable levels within our industry. Annual cash bonuses and stock option awards are approved by the Compensation Committee and based, among other criteria, on Cardinal's overall financial performance. The Company does not specifically target to deliver a set percentage of total compensation in each individual element of pay (salary, annual incentive/bonus, long-term incentive/equity) for each of the named executive officers. The Company's compensation programs are described in detail in the Compensation Discussion and Analysis presented earlier in this proxy.

        During November 2010, we entered into an employment agreement that superseded and replaced Mr. Clineburg's previous employment agreement with us. This agreement was amended on February 10, 2016 as a result of his appointment as Executive Chairman of the Company. This amendment extended the term of Mr. Clineburg's employment agreement to February 10, 2019. Thereafter, on February 10, 2019 and on each anniversary of that date, the term of the agreement will be extended for one year unless either party is notified in writing 90 days before such date. The agreement provides for his services as Executive Chairman of our Board of Directors. As Executive Chairman, Mr. Clineburg will continue to be responsible for mergers and acquisitions and strategic corporate direction. He will assist in the transition in corporate leadership of the Company and will be the liaison between the Board of Directors and other members of executive management. As such, the transitional period that was previously in Mr. Clineburg's agreement was deleted.

        The amendment to Mr. Clineburg's agreement provides for reimbursement of Mr. Clineburg's legal expenses by the Company in the event his employment agreement is challenged after a change in control.

        No other material changes were made to Mr. Clineburg's employment agreement. Mr. Clineburg continues to receive his existing base salary of $725,000 and is eligible to receive bonuses at the discretion of our Board of Directors, in cash or stock, or both, and director's fees and any retainers for service on the Company's Board. Mr. Clineburg is entitled to participate in our employee benefit plans and programs for which he is or will be eligible. Mr. Clineburg remains 100% vested in all present and future benefits under his supplemental executive retirement plan and deferred income plan. The agreement continues to provide Mr. Clineburg with an automobile and will indemnify Mr. Clineburg for losses and expenses resulting from any payments or benefits from us that are found to constitute "parachute payments" under Section 280G of the Internal Revenue Code.

        The agreement provides that Mr. Clineburg will receive a lump-sum severance payment if his employment is terminated without "cause" by us, for "good reason" by Mr. Clineburg, or following a "change in control" of the Company (as those terms are defined in the Agreement). If the termination is without cause or for good reason, the payment will be equal to one year salary plus the highest bonus paid during the previous five years. If Mr. Clineburg is terminated without cause or resigns within one year following a change in control, the payment will be equal to 2.99 times Mr. Clineburg's average aggregate annual compensation during the most recent five calendar years. On any termination, other than a termination for cause by us, Mr. Clineburg's unvested equity compensation will immediately vest.

        The agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The covenants not to compete or solicit continue generally for a period of 12 months following the last day of Mr. Clineburg's employment.

        During 2012, the Compensation Committee amended Mr. Clineburg's agreement to limit the amount of accrued unpaid vacation leave. Mr. Clineburg is entitled to receive six weeks of vacation leave each calendar year. He may accumulate and carry over up to 40 hours of unused vacation from year to year. Any unused vacation leave in excess of 40 hours will be forfeited by Mr. Clineburg at the end of each year.

        Mr. Bergstrom has an employment agreement with us, which is terminable at will by either party. The employment agreement was effective as of February 12, 2002. The employment agreement provides for a base salary, eligibility for annual performance bonus and stock option grants, and participation in our benefits plans, all of which may be adjusted by us in our discretion. In addition, his employment agreement is subject to certain restrictive covenants in the event Mr. Bergstrom voluntarily terminates his employment or is terminated for cause. Specifically, he is prohibited from rendering competing banking services in the local area and from soliciting our clients, prospective clients or employees for 12 months following the date of his termination. Mr. Bergstrom's employment agreement provides for severance payments equal to 12 months of his current base salary in the event of termination without cause and 24 months of his current base salary and continued group health and dental insurance benefits for 24 months in the event of termination without cause by us or termination by him for good reason within 12 months of a change in control. Good reason may include (1) a material diminution in Mr. Bergstrom's base compensation, authority, duties, or responsibility; (2) a change to who Mr. Bergstrom reports to directly after a change in control, if that corporate officer does not report directly to the Board of Directors of the Company or its successor; (3) a material change in geographic location; or (4) any other change to Mr. Bergstrom's employment by the Company or its successor that would constitute a material breach of the employment agreement.

        In March 2010, Ms. Frazier executed an employment agreement with us. The initial term of her agreement was three years with automatic renewals for rolling one year periods not to exceed five years from the commencement date. On July 15, 2014, the Compensation Committee approved an amendment to Ms. Frazier's employment agreement with us to eliminate this provision, which would have required the term of her agreement to terminate by no later than March 30, 2015. Her agreement provides for a base salary, eligibility for annual performance bonus and stock option grants, and participation in our benefits plans, all of which may be adjusted by us in our discretion. In addition, the employment agreement is subject to certain restrictive covenants in the event she voluntarily terminates her employment or is terminated for cause. Specifically, Ms. Frazier is prohibited from rendering competing banking services in the local area and from soliciting our clients, prospective clients or employees for 12 months following the date of her termination. Her employment agreement provides for severance payments equal to 12 months of her current base salary in the event of termination without cause. In the event her employment is terminated following a change in control, her employment agreement provides for severance payments equal to 12 months of two times her current base salary (plus her current base salary for the remainder of the 12 month period following the change of control if she is terminated during that time).

        F. Kevin Reynolds has an employment agreement with us which is terminable at will by either party. The employment agreement was effective as of February 12, 2002. The employment agreement provides for a base salary, eligibility for annual performance bonus and stock option grants, and participation in our benefits plans, all of which may be adjusted by us in our discretion. In addition, his employment agreement is subject to certain restrictive covenants in the event Mr. Reynolds voluntarily terminates his employment or is terminated for cause. Specifically, he is prohibited from rendering competing banking services in the local area and from soliciting our clients, prospective clients or employees for 12 months following the date of his termination. Mr. Reynolds' employment agreement provides for severance payments equal to 12 months of his current base salary in the event of termination without cause and 18 months of his current base salary in the event of his termination without cause by us or voluntary termination by him following a change in control.

        Mr. Wendel does not currently have an employment agreement with us. As an officer of the Company, he receives a base salary and is eligible to participate in our annual cash bonus plan and stock option plan as determined and approved by our Compensation Committee and Board of Directors. He is eligible to participate in our deferred income plan and all other benefit plans that are generally available to our salaried employees.

        See "Potential Payments Upon Termination of Employment or Change-in-Control" below for additional information regarding severance payments to our named executive officers.

Grants of Plan-Based Awards

        We granted plan-based awards to the named executive officers in 2015. Certain executive officers received plan-based awards of stock pursuant to our deferred income plan. Grants of stock options and restricted stock disclosed in the Compensation Discussion and Analysis above that were granted during 2016 were based on each executive officer's 2015 performance.

Grants of Plan-Based Awards
Fiscal Year 2015

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)(2)(#)	All Other Option Awards: Number of Securities Underlying Options (3)(#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)

Bernard H. Clineburg	(1)	2,332	55,000	20.05	326,133
	(2)	11,500

Mark A. Wendel	(1)	927	10,500	20.05	62,262
	(2)	2,000

Christopher W. Bergstrom	(1)	2,910	16,000	20.05	94,875
	(2)	3,000

Alice P. Frazier	(1)	2,734	16,000	20.05	94,875
	(2)	3,000

F. Kevin Reynolds	(1)	2,797	10,500	20.05	62,262
	(2)	2,000

(1)
Each officer, as participants in our deferred income plan, received matches of phantom stock units in 2015. We match 50% of the contributions made by our named executive officers in our deferred income plan. Such match is not to exceed $50,000 in any particular plan year and vests 25% immediately and the remainder in equal annual installments thereafter over three years from the date of the participants' contributions. Contributions to the plan, and subsequently the match, are made to each participant's account each pay period, which is twice monthly, or a total of 24 pay periods during 2015.

(2)
Each of the named executive officers received restricted stock awards during 2015 which are included in the "All Other Stock Awards" column in the table above. The grant date for the restricted stock awards to each of the named executive officers is March 18, 2015. The vesting period for each of the restricted stock grants is one-third immediately, and one-third on the subsequent anniversaries of the grant over the next two years. Grants to each of the named executive officers is as follows: Clineburg 11,500 (1,500 shares of this grant were granted to Mr. Clineburg on November 24, 2015 in his capacity as director and vested immediately); Wendel 2,000; Bergstrom 3,000; Frazier 3,000 and Reynolds 2,000.

(3)
The grant date for the stock option awards granted to each of the named executive officers is March 18, 2015. These stock option awards vest one-third immediately, and one-third on the subsequent anniversaries of the grant over the next two years.

Holdings of Stock Options

        In the table below, we list information on the holdings of unexercised stock options and unvested stock awards as of December 31, 2015 for each of the named executive officers.

 Outstanding Equity Awards at Fiscal Year-End 2015

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(18)(19)	Market Value of Shares of Units of Stock That Have Not Vested ($)(20)

Bernard H. Clineburg	75,000	25,000	(1)	16.58	2/13/2023	6,667	151,674
	5,000	—		15.02	4/19/2023
	50,000	25,000	(2)	16.54	2/19/2024
	5,000	—		16.73	4/28/2024
	18,331	36,669	(3)	20.05	3/18/2025

Mark A. Wendel	15,000	—		11.16	7/19/2016	3,724	84,721
	6,750	2,250	(4)	16.58	2/13/2023
	6,000	3,000	(5)	16.54	2/19/2024
	3,499	7,001	(6)	20.05	3/18/2025

Christopher W. Bergstrom	12,000	4,000	(7)	11.74	1/26/2021	5,815	132,291
	20,250	6,750	(8)	16.58	2/13/2023
	18,000	9,000	(9)	16.54	2/19/2024
	5,332	10,668	(10)	20.05	3/18/2025

Alice P. Frazier	25,000	—		6.14	3/25/2019	4,517	102,762
	16,000	4,000	(11)	11.74	1/26/2021
	20,250	6,750	(12)	16.58	2/13/2023
	18,000	9,000	(13)	16.54	2/19/2024
	5,332	10,668	(14)	20.05	3/18/2025

F. Kevin Reynolds	13,500	4,500	(15)	16.58	2/13/2023	4,295	97,711
	12,000	6,000	(16)	16.54	2/19/2024
	3,499	7,001	(17)	20.05	3/18/2025

(1)
The option, which was granted on February 13, 2013, vests annually with respect to 25,000 additional shares or 25% per year on the anniversary of the grant date, provided he remains employed with us.

(2)
The option, which was granted on February 19, 2014, vests annually with respect to 25,000 additional shares or 33% per year on the anniversary of the grant date, provided he remains employed with us.

(3)
The option, which was granted on March 18, 2015, vests annually with respect to 18,331 additional shares or 33% per year on the anniversary of the grant date, provided he remains employed with us.

(4)
The option, which was granted on February 13, 2013, vests annually with respect to 2,250 additional shares or 25% per year on the anniversary of the grant date, provided he remains employed with us.

(5)
The option, which was granted on February 19, 2014, vests annually with respect to 3,000 additional shares or 33% per year on the anniversary of the grant date, provided he remains employed with us.

(6)
The option, which was granted on March 18, 2015, vests annually with respect to 3,499 additional shares or 33% per year on the anniversary of the grant date, provided he remains employed with us.

(7)
The option, which was granted on January 26, 2011, vests annually with respect to 4,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date, provided he remains employed with us.

(8)
The option, which was granted on February 13, 2013, vests annually with respect to 6,750 additional shares or 25% per year on the anniversary of the grant date, provided he remains employed with us.

(9)
The option, which was granted on February 19, 2014, vests annually with respect to 9,000 additional shares or 33% per year on the anniversary of the grant date, provided he remains employed with us.

(10)
The option, which was granted on March 18, 2015, vests annually with respect to 5,332 additional shares or 33% per year on the anniversary of the grant date, provided he remains employed with us.

(11)
The option, which was granted on January 26, 2011, vests annually with respect to 4,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date, provided she remains employed with us.

(12)
The option, which was granted on February 13, 2013, vests annually with respect to 6,750 additional shares or 25% per year on the anniversary of the grant date, provided she remains employed with us.

(13)
The option, which was granted on February 19, 2014, vests annually with respect to 9,000 additional shares or 33% per year on the anniversary of the grant date, provided she remains employed with us.

(14)
The option, which was granted on March 18, 2015, vests annually with respect to 5,332 additional shares or 33% per year on the anniversary of the grant date, provided she remains employed with us.

(15)
The option, which was granted on February 13, 2013, vests annually with respect to 4,500 additional shares or 25% per year on the anniversary of the grant date, provided he remains employed with us.

(16)
The option, which was granted on February 19, 2014, vests annually with respect to 6,000 additional shares or 33% per year on the anniversary of the grant date, provided he remains employed with us.

(17)
The option, which was granted on March 18, 2015, vests annually with respect to 3,499 additional shares or 33% per year on the anniversary of the grant date, provided he remains employed with us.

(18)
Each officer, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our named executive officers in our deferred income plan. Such match is not to exceed $50,000 in any particular plan year and vests 25% immediately and the remainder in equal annual installments thereafter over three years from the date of the participants' contribution.

(19)
Each of the named executive officers received restricted stock awards during 2015. The grant date for the restricted stock awards to each of the named executive officers is March 18, 2015. The vesting period for each of the restricted stock grants is one-third immediately, and one-third on the subsequent anniversary of the grant over the next two years. The unvested portion of the restricted grants included in the column above for each of the named executive officers is as follows: Clineburg 6,667; Wendel 1,334; Bergstrom 2,001; Frazier 2,001 and Reynolds 1,334.

(20)
The market value of the restricted stock and phantom stock units is based on the $22.75 closing price of a share of our common stock, as reported on December 31, 2015.

Option Exercises in Fiscal Year 2015

        The following table presents information for those named executive officers that participate in our deferred income plan that had stock awards that vested during 2015. We also present information for those named executive officers that participate in our deferred income plan that had stock awards that vested during 2015.

Option Exercises and Stock Vested
Fiscal Year 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bernard H. Clineburg	—	—	8,109	153,442
Mark A. Wendel	—	—	2,614	55,405
Christopher W. Bergstrom	—	—	4,555	96,818
Alice P. Frazier	—	—	3,014	63,544
F. Kevin Reynolds	49,069	537,426	3,427	72,965

Pension Benefits

        The following table sets forth information as of December 31, 2015 with respect to Mr. Clineburg's participation in our supplemental executive retirement plan. No other named executive officers participate in our supplemental executive retirement plan.

Pension Benefits—Fiscal Year 2015

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)		Payments During the Last Fiscal Year ($)

Bernard H. Clineburg	Cardinal Financial Corporation Supplemental Executive Retirement Plan	11	3,050,891	(3)	None

(1)
The amount of the present value of the accumulated benefit of the supplemental executive retirement plan benefits assumes benefit payments begin at the normal retirement age.

(2)
In 2010, we entered into an Employment Agreement with Mr. Clineburg that superseded and replaced his previous Employment Agreement with us. As of the effective date of the Employment Agreement, Mr. Clineburg became 100% vested in all present and future benefits under his supplemental executive retirement plan.

(3)
The present value of Mr. Clineburg's accumulated benefit at December 31, 2015 assumes payments of $20,000 per month for 180 months.

        The Board of Directors adopted the Cardinal Financial Corporation Supplemental Executive Retirement Plan (the "Plan"), effective October 1, 2005, for the purpose of supplementing the retirement benefits payable under our tax-qualified plans. The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan must be administered and construed in a manner that is consistent with that intent. The Plan is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued thereunder.

        Upon retirement, Mr. Clineburg will be entitled to an annual retirement benefit equal to $20,000 per month payable for 180 months. Upon our change in control, Mr. Clineburg will be entitled to an additional benefit equal to $10,000 per month for a period of 180 months, commencing on the first day of the month following the change in control. If Mr. Clineburg ceases to be an eligible employee or whose employment with us is terminated with cause, he shall immediately cease to be a participant in the plan and forfeit all rights under the plan.

Changes in Nonqualified Deferred Compensation

        The following table shows the changes in the balance of the named executive officers' nonqualified deferred income plan:

Nonqualified Deferred Compensation Fiscal Year 2015

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)

Bernard H. Clineburg	100,000	50,000	143,920	None	1,751,882

Mark A. Wendel	36,000	18,000	12,710	86,561	420,160

Christopher W. Bergstrom	252,813	50,000	12,783	220,755	1,078,125

Alice P. Frazier	155,000	50,000	29,981	84,950	565,278

F. Kevin Reynolds	223,950	50,000	22,166	43,536	792,386

(1)
Amount of the contributions by us reported for 2015 were included in the Summary Compensation Table above.

(2)
The registrant contributions reported for each of the named executive officers for 2014 and included in the summary compensation table for 2014 were: Mr. Clineburg $50,000; Mr. Wendel $50,000; Mr. Bergstrom $50,000; Ms. Frazier $10,000 and Mr. Reynolds $26,300. For 2013, the registrant contributions reported for each of the named executive officers and included in the summary compensation table were: Mr. Clineburg $50,000; Mr. Wendel $20,945; Mr. Bergstrom $30,208; Ms. Frazier $2,500 and Mr. Reynolds $12,078.

        We currently have in place a deferred income plan for our executive officers—the Cardinal Financial Corporation Executive Deferred Income Plan (the "Executive Deferral Plan"). The purpose of the Executive Deferral Plan is to offer participants the opportunity to defer voluntarily current compensation, including salary and annual cash bonuses, for retirement income and other significant future financial needs for themselves, their families and other dependents. This plan is also designed to provide us with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan. Participants in the Executive Deferral Plan may elect from various investment funds, including a Company Common Stock fund that tracks the value of our Common Stock, for the amounts of compensation that they defer. Any of our employees who are an executive vice president or above may be eligible to participate in the Executive Deferral Plan.

        Each participant in the Executive Deferral Plan may annually elect to defer all or a portion of his or her compensation for the plan year. At a minimum, the deferral contribution cannot be less than five percent or $2,000. We provide a deemed match for each participant's contribution that does not exceed the greater of 50% of the participant's deferral or $50,000 per participant per year. This match is deemed invested in our Common Stock and vests 25% immediately and the remaining match of 75% vests over the next three years on the anniversary dates of the matching contribution. Participant's earnings in our deferred income plan are based on the performance of the participant's deemed investments they selected from the available investment options in the plan.

        All distributions from the Executive Deferral Plan are made in cash, with the exception of those contributions deemed to be invested in our Common Stock, which are paid in shares of Common Stock in an amount equal to the number of whole shares of Common Stock credited to the participant's account as of the date of the distribution. Any fractional shares are paid in cash. Automatic distributions occur if the participant dies or if the participant becomes disabled. At that time, any unvested portion of their match will vest immediately. If the participant terminates their employment with us, their vested balance will be distributed in lump sum, provided that the participant is not a key employee, in which case distribution will occur six months after their termination of service.

Potential Payments Upon Termination of Employment or Change-in-Control

Potential Payments Upon Change in Control

        In the event of Mr. Clineburg's termination following a change of control, Mr. Clineburg's employment agreement with us provides for a lump-sum severance payment equal to 2.99 times his average total compensation, over the most recent five calendar year period of his employment with us prior to the termination. As of December 31, 2015, this amount was, in the aggregate, $9,405,121. Additionally, the change in control provision under his supplemental executive retirement plan vests immediately and he is entitled to begin receiving payments of $10,000 per month for 15 years, in addition to the payments he is otherwise entitled to under the plan. Mr. Clineburg's benefits upon normal retirement are discussed in "Pension Benefits" above.

        In the event of termination following a change in control, Mr. Bergstrom will receive a lump-sum severance payment equal to 24 months of his base salary as of December 31, 2015, or $750,000, plus benefits continuation for 24 months following termination. Mr. Reynolds will receive a lump-sum severance payment in the event of termination following a change in control equal to 18 months of his base salary as of December 31, 2015, or $442,500. Ms. Frazier, in the event of termination following a change in control, will receive a lump-sum severance payment equal to 24 months of her base salary as of December 31, 2015, or $750,000.

        Additionally, under the terms of our equity compensation plan, accelerated vesting will occur in the event of a change in control. Typically, the payments relating to stock options represent the value of the unvested and accelerated stock options, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on the applicable date. For unvested restricted stock awards, the payments represent the value of the unvested shares multiplied by the closing price of our Common Stock on the applicable date.

        At December 31, 2015, Messrs. Clineburg, Wendel, Bergstrom and Reynolds and Ms. Frazier had unvested options of 86,669, 12,751, 30,418, 17,501, and 30,418, respectively. For Mr. Clineburg, the value of the accelerated vesting of his stock options that were in the money and granted to him is $408,506 at December 31, 2015. For Mr. Wendel, the value of the accelerated vesting of his stock options that were in the money and granted to him is $51,415 at December 31, 2015. For Mr. Bergstrom, the value of the accelerated vesting of his stock options that were in the money and granted to him is $170,381 at December 31, 2015. For Ms. Frazier, the value of the accelerated vesting of her stock options that were in the money and granted to her is $170,381 at December 31, 2015. For Mr. Reynolds, the value of the accelerated vesting of his stock options that were in the money and granted to him is $83,928 at December 31, 2015.

        At December 31, 2015, Messrs. Clineburg, Wendel, Bergstrom and Reynolds and Ms. Frazier had unvested restricted stock awards of 6,667, 1,334, 2,001, 1,334 and 2,001, respectively. For Mr. Clineburg, the value of the accelerated vesting of his restricted stock awards granted to him is $151,674 at December 31, 2015. For Mr. Wendel, the value of the accelerated vesting of his restricted stock awards granted to him is $30,349 at December 31, 2015. For Mr. Bergstrom, the value of the accelerated vesting of his restricted stock awards granted to him is $45,523 at December 31, 2015. For Ms. Frazier, the value of the accelerated vesting of her restricted stock awards granted to her is $45,523 at December 31, 2015. For Mr. Reynolds, the value of the accelerated vesting of his restricted stock awards granted to him is $30,349 at December 31, 2015.

Potential Payments Upon Involuntary Termination Without Cause or Good Reason

        In the event Mr. Clineburg is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to one year's annual base salary plus the highest of his bonuses paid in the last five calendar years prior to the year in which he was terminated. As of December 31, 2015, this amount was $1,675,000.

        If Mr. Bergstrom is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to 12 months of his current base salary. As of December 31, 2015, this amount was $375,000.

        If Mr. Reynolds is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to 12 months of his current base salary. As of December 31, 2015, this amount was $295,000.

        If Ms. Frazier is terminated without cause or good reason, her employment agreement with us provides for a lump-sum severance payment equal to 12 months of her current base salary. As of December 31, 2015, this amount was $375,000.

        Mr. Wendel does not have an employment agreement with us.

Potential Payments Under Deferred Income Plans

        Under our deferred income plans, matching contributions as well as the deemed earnings upon matching contributions fully vest upon death, disability, change of control or retirement. At December 31, 2015, the unvested balances in the deferred income plan for the named executive officers are: Wendel $54,374; Bergstrom $86,784: Reynolds $67,378; and Frazier $57,241. Mr. Clineburg, as part of his employment agreement with us, is fully vested in current and future matching contributions to our deferred income plan.

        The following table shows potential payments to our named executive officers under existing employment agreements, plans or arrangements for various events involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2015 termination date, and where applicable, using the closing price of our Common Stock of $22.75 at December 31, 2015.

 Potential Payments Upon Termination of Employment or Change-in-Control

Name	Benefit	Involuntary Termination w/o Cause or for Good Reason ($)	Termination Following Change in Control ($)	Normal Retirement ($)	Early Retirement or Voluntary Separation of Service ($)	Death ($)	Disability ($)

Bernard H. Clineburg	Severance Payment	1,675,000	9,405,121	—	—	—	—

	Stock Options (unvested and accelerated)	—	408,506	408,506	—	408,506	408,506

	Restricted Stock Awards (unvested and accelrerated)	—	151,674	151,674	—	151,674	151,674

	Supplemental Executive Retirement Plan(1)	—	1,800,000 (paid monthly over 180 months)	—	—	—	—

	Total Value	1,675,000	11,765,302 (a portion to be paid over 180 months)	560,181	—	560,181	560,181

Mark A. Wendel	Stock Options (unvested and accelerated)	—	51,415	51,415	—	51,415	51,415

	Restricted Stock Awards (unvested and accelerated)	—	30,349	30,349	—	30,349	30,349

	Matching Contributions in Deferred Income Plan	—	54,374	54,374	—	54,374	54,374

	Total Value	—	136,138	136,138	—	136,138	136,138

Christopher W. Bergstrom	Severance Payment	375,000	750,000	—	—	—	—

	Stock Options (unvested and accelerated)	—	170,381	170,381	—	170,381	170,381

	Restricted Stock Awards (unvested and accelerated)	—	45,523	45,523	—	45,523	45,523

	Matching Contributions in Deferred Income Plan	—	86,784	86,784	—	86,784	86,784

	Total Value	375,000	1,052,688	302,688	—	302,688	302,688

Alice P. Frazier	Severance Payment	375,000	750,000	—	—	—	—

	Stock Options (unvested and accelerated)	—	170,381	170,381	—	170,381	170,381

	Restricted Stock Awards (unvested and accelerated)	—	45,523	45,523	—	45,523	45,523

	Matching Contributions in Deferred Income Plan	—	57,241	57,241	—	57,241	57,241

	Total Value	375,000	1,023,145	273,145	—	273,145	273,145

F. Kevin Reynolds	Severance Payment	295,000	442,500	—	—	—	—

	Stock Options (unvested and accelerated)	—	83,928	83,928	—	83,928	83,928

	Restricted Stock Awards (unvested and accelerated)	—	30,349	30,349	—	30,349	30,349

	Matching Contributions in Deferred Income Plan	—	67,378	67,378	—	67,378	67,378

	Total Value	295,000	624,154	181,654	—	181,654	181,654

(1)
Receives additional benefits upon change in control. Mr. Clineburg's benefits upon normal retirement are discussed in "Pension Benefits" above.

Certain Relationships and Related Transactions

        Some of our directors and officers are at present, as in the past, our banking customers. As such, we have had, and expect to have in the future, banking transactions in the ordinary course of our business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to Cardinal Bank. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate outstanding balance of loans to directors, executive officers and their associates, as a group, at December 31, 2015 totaled approximately $79.2 million, or 19.4% of the bank's equity capital at that date.

        William E. Peterson, a director, is the manager and a 3.1% owner of Fairfax Corner Mixed Use, L.C. Fairfax Corner Mixed Use, L.C. owns a building in the Fairfax Corner shopping center and leases office space to George Mason Mortgage, LLC ("George Mason"). The lease commenced on July 1, 2002. We extended the lease during 2013 until June 30, 2019. The rent that George Mason pays to Fairfax Corner Mixed Use, L.C. ranges from $1.0 million to $1.2 million annually over the next four years. Common area expense reimbursements to the lessor are included in the lease. Rent payments and common area expense reimbursements totaled $1.3 million in 2015. George Mason also leases a loan origination office from a limited liability company of which Mr. Peterson is a minority owner. The rent that George Mason pays for the use of this space under existing lease arrangements ranges from $172,000 to $179,000 annually over the next three years. Rent payments totaled $149,000 in 2015.

        William G. Buck, a director, has an indirect ownership in a limited liability company that owns the building where we lease branch office space for one of our locations. Certain of his immediate family members own a minority interest in the limited liability company. The rent that we pay for use of this space under the existing lease is $32,000 annually with the lease set to expire in September 2016. Rent payments under the lease totaled $32,000 in 2015.

        We have not adopted a formal policy that covers the review and approval of related person transactions by our Board of Directors. The Board, however, does review all proposed related party transactions for approval. During such a review, the Board will consider, among other things, the related person's relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person's relationship to the transaction and any other material information. Those directors that are involved in a proposed related party transaction are excused from the board and/or committee meeting during the discussion and vote of the proposal.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of the Securities and Exchange Commission's Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

        Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement. A majority of votes cast by the holders of Shares of Common Stock is required for approval of the resolution above. However, the vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT INFORMATION

General

        The five members of the Audit Committee are independent as that term is defined in the listing standards of Nasdaq and by regulations of the SEC. The Audit Committee operates under a written charter that the Board of Directors has adopted.

Fees of Independent Public Accountants

        Audit Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2015 and 2014, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, were $795,000 and $565,000, respectively.

        Audit-Related Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered for audit-related services was $33,000 for each of the fiscal years ended December 31, 2015 and 2014. These services included the audit of our 401(k) plan.

        Tax Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered in connection with the preparation of our tax returns for each of the fiscal years ended December 31, 2015 and 2014 was $66,000 and $76,000, respectively.

        All Other Fees.    Additional fees billed by KPMG LLP for services not reported above for the year ended December 31, 2014 include $115,000 for the audit procedures over the Company's acquisition of United Financial Banking Companies, Inc. which occurred during 2014. There were no additional fees billed by KPMG LLP for 2015.

Change in Independent Registered Public Accounting Firm

        On January 20, 2016, the Audit Committee approved the selection of Yount, Hyde & Barbour, P.C. ("YHB") to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016. On January 22, 2016, the Company notified KPMG LLP that it had been dismissed as the Company's independent registered public accounting firm upon the completion of their audit of the Company's consolidated financial statement as of and for the year ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, and the issuance of their reports thereon. The decision to change the Company's independent registered public accounting firm was approved by the Company's Audit Committee.

        The audit reports of KPMG LLP on the effectiveness of internal control over financial reporting as of December 31, 2015 and 2014 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG LLP's report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 and 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was a material weakness over the Company's process to record new or modified loans into the loan sub-ledger system for the year ended December 31, 2014. For the year ended December 31, 2015, there was a material weakness over the Company's process of estimating the allowance for loan losses.

        During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through March 15, 2016, there were no: (i) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference in connection with their opinion to the subject matter of the disagreement, or (ii) "reportable events" as described in Item 304 (a)(1)(v) of Regulation S-K, except that (a) KPMG LLP advised the Company of material weakness over the Company's process to record new or modified loans in to the sub-ledger system; (b) during the fourth quarter of 2014, management identified and remediated a material weakness in internal control over financial reporting relating to the precision of management review controls and documentation supporting the qualitative factors considered by management in the allowance for loan losses estimation process and (c) KPMG LLP advised the Company of a material weakness over the Company's process of estimating the allowance for loan losses.

        KPMG LLP has furnished a letter to the SEC dated January 26, 2016 stating that it agrees with the above statements.

        During the fiscal years ended December 31, 2014 and 2015 and in the interim period from January 1, 2016 through January 20, 2016, neither the Company nor anyone on its behalf consulted YHB regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written report or oral advice was provided to the Company that YHB concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue. During the fiscal years ended December 31, 2014 and 2015 and in the interim period from January 1, 2016 through January 20, 2016, neither the Company nor anyone on its behalf consulted YHB regarding any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1) (v), respectively.

        On January 26, 2016, the Company filed a Current Report on Form 8-K with the SEC with respect to the above referenced change in the Company's independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

        It is the policy of the Audit Committee that our independent auditor may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or Chief Accounting Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission's rules on auditor independence.

Audit Committee Report

        The Audit Committee is composed of five directors, each of whom is independent within the meaning of the listing standards of the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

        Management is responsible for:

  •
  establishing and maintaining our internal control over financial reporting;

  •
  assessing the effectiveness of our internal control over financial reporting as of the end of each year;

  •
  the preparation, presentation and integrity of our consolidated financial statements; and

  •
  complying with laws and regulations and ethical business standards.

        Our independent registered public accounting firm is responsible for:

  •
  performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

  •
  expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

  •
  expressing an opinion as to management's assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

        The Audit Committee is responsible for:

  •
  the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

  •
  monitoring, overseeing and reviewing our accounting and financial reporting processes.

        In this context, the Audit Committee has met and held discussions with management and KPMG LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements for the year ended December 31, 2015 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm's responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

        The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the firm's independence from us. Moreover, the Audit Committee has considered whether the provision of the audit services described above is compatible with maintaining the independence of the independent auditors.

        In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to both the effectiveness of our internal control over financial reporting and management's assessment thereof.

        Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee

J. Hamilton Lambert, Chairman B.G. Beck William E. Peterson Alice M. Starr Steven M. Wiltse

PROPOSAL 3
RATIFICATION OF INDEPENDENT AUDITORS

        The Audit Committee has appointed Yount, Hyde & Barbour, P.C. ("YHB") as the Company's independent public accountant for the year ending December 31, 2016. This will be the first year for which YHB will act as the Company's independent public accountant. A representative of YHB is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        The Company is not required to obtain shareholder ratification or other approval of the retention of YHB as the Company's independent public accountant. As a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of YHB as our independent public accountant for the year ending December 31, 2016.

        A majority of votes cast by the holders of shares of Common Stock is required for the ratification of the appointment of the independent auditors. If the appointment of YHB as our independent auditors is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year should it determine such a change would be in the best interest of the Company and our shareholders. If the shareholders, however, do not ratify the appointment, the Audit Committee will reconsider whether to retain YHB but may proceed with the retention of YHB if it deems it to be in the best interest of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF YHB AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANT FOR THE YEAR ENDING DECEMBER 31, 2016.

ANNUAL REPORT AND FINANCIAL STATEMENTS

        A copy of our 2015 Annual Report to Shareholders and a copy of our Annual Report on Form 10-K for the year ended December 31, 2015 has been furnished to shareholders. Additional copies may be obtained by written request to the Secretary of the Company at the address indicated below. Such documents are not part of the proxy solicitation materials.

        UPON RECEIPT OF A WRITTEN REQUEST OF ANY PERSON WHO, ON THE RECORD DATE, WAS RECORD OWNER OF COMMON STOCK OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS ON SUCH DATE THE BENEFICIAL OWNER OF SUCH STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, WE WILL FURNISH TO SUCH PERSON, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015 AND THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SEC UNDER THE SECURITIES EXCHANGE ACT OF 1934. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO JENNIFER L. DEACON, SECRETARY, CARDINAL FINANCIAL CORPORATION, AT 8270 GREENSBORO DRIVE, SUITE 500, MCLEAN, VIRGINIA 22102.

PROPOSALS FOR 2017 ANNUAL MEETING

        Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2017 annual meeting of shareholders must cause such proposal to be received, in proper form, at our principal executive offices at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, no later than November 24, 2016 in order for the proposal to be considered for inclusion in our Proxy Statement for that meeting. It is urged that any such proposals be sent by certified mail, return receipt requested.

        Our Bylaws also prescribe the procedures that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. Under the Bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by us not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors, provided in each case that, if fewer than 70 days' notice of the meeting is given to shareholders, such written notice shall be received not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders. Assuming a date of April 21, 2017 for the 2017 annual meeting of shareholders, we must receive any notice of nomination or other business no later than February 20, 2017 and no earlier than January 21, 2017.

        Our Bylaws require that the shareholder's notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of the Company that are beneficially owned by such nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee's written consent to being named in a proxy statement as nominee and to serving as a director if elected). Our Bylaws further require that the shareholder's notice set forth as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and amount of such shareholder's beneficial ownership of our capital stock. If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of the Company. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to the Secretary of the Company.

OTHER MATTERS

        The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the Meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

        This Proxy Statement is given pursuant to direction of the Board of Directors.

Jennifer L. Deacon Secretary

McLean, Virginia
March 24, 2016

 Exhibit A

CARDINAL FINANCIAL CORPORATION

AUDIT COMMITTEE CHARTER

I.     Committee Membership

        The Audit Committee shall consist of at least four but no more than eight directors. The members of the Audit Committee shall meet legal and regulatory independence and experience requirements, and at least one member shall have accounting or related financial expertise. The members of the Audit Committee shall be appointed by the Board of Directors and may be replaced by the Board. No member of the Audit Committee can have participated in the preparation of the Corporation's or any of its subsidiaries' financial statements at any time during the past three years.

II.    Continuous Activities—General

1.
Oversee the Corporation's accounting and financial reporting processes and the audits of the Corporation's financial statements.

2.
Provide an open avenue of communication between the independent auditor, Internal Audit and the Board of Directors.

3.
Meet four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

4.
Ensure receipt of and review annual formal written statement by the independent auditor delineating all relationships between the auditor and the Corporation as well as any other written statements or communications from the independent auditor relating to its independence from the Corporation that may be required under the then applicable rules governing independent auditors.

5.
Confirm and assure the independence of the independent auditor and the objectivity and qualifications of the internal auditor.

6.
Review with the independent auditor and the Director of Internal Audit the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

7.
Inquire of management, the independent auditor and the Director of Internal Audit about significant risks or exposures and assess the steps management has taken to minimize such risk to the Corporation.

8.
Consider and review with the independent auditor and the Director of Internal Audit:

(a)
The adequacy of the Corporation's internal controls, including computerized information system controls and security including whether such controls and procedures are designed to provide reasonable assurance that transactions entered into by the Company are properly authorized, assets are safeguarded from unauthorized or improper use, and transactions by the Company are properly recorded and reported; any significant deficiencies in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and, related findings and recommendations of management together with the independent auditor's attestation report.

(b)
Related findings and recommendations of the independent auditor and Internal Audit together with the management's responses.

9.
Annually, consider and review with management, the Director of Internal Audit and the independent auditor:

(a)
Significant findings during the year, including the status of previous audit recommendations.

(b)
Any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information.

(c)
Any changes required in the planned scope of the internal audit plan.

(d)
The Internal Audit Department charter, budget and staffing.

10.
Meet periodically with the independent auditor, the Director of Internal Audit and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

11.
Report periodically to the Board of Directors on significant results of the foregoing activities.

12.
Establish procedures for the receipt, review, and retention of complaints addressed to the Corporation as well as confidential, anonymous employee submissions regarding accounting, internal controls, or auditing matters, and advise the Board on any complaints or submissions which raise material issues regarding the Corporation's financial statements or accounting policies.

13.
Discuss with management and the independent external auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Corporation's financial statements or accounting policies.

14.
Instruct the independent auditor that the Board of Directors, as the shareholders' representative, is the auditor's client.

15.
To keep the independent auditor informed of the Committee's understanding of the Corporation's relationships and transactions with related parties that are significant to the Corporation; and to review and discuss with the independent auditor the auditors' evaluation of the Corporation's identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Corporation's relationships and transactions with related parties.

III.  Continuous Activities—Re: Reporting Specific Policies

1.
Advise financial management and the independent auditor that they are expected to provide a timely analysis of significant current financial reporting issues and practices.

2.
Provide that financial management and the independent auditor discuss with the Committee their qualitative judgements about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

3.
Inquire as to the auditor's independent qualitative judgements about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Corporation.

4.
Inquire as to the auditor's views about whether management's choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practices or are minority practices.

5.
Determine, with regards to new transactions or events, the auditor's reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

6.
Assure that the auditor's reasoning is described in determining the appropriateness of changes in accounting principles and disclosure practices.

7.
Inquire as to the auditor's views about how the Corporation's choices of accounting principles and disclosure practices may affect public views and attitudes about the Corporation.

8.
Receive reports from management on Information Technology and Information Security including management's assessment of Information Security risk, strategies to mitigate that risk, and information technology strategic planning.

IV.    Scheduled Activities

1.
Appoint the independent auditor, determine the compensation of the independent auditor and review and approve the discharge of the independent auditor. The independent auditor shall report directly to the audit committee.

2.
Consider, in consultation with the independent auditor and the Director of Internal Audit, the audit scope and plan of the independent auditor and the internal auditors.

3.
Review and discuss with management and the external auditor the quarterly financial statements and related disclosures prior to the filing of the 10-Q.

4.
Review and discuss with management and the independent auditor, the annual financial statements and the results of annual audits and related comments in consultation with other committees as deemed appropriate, including:

(a)
The independent auditor's audit of the Corporation's annual financial statements, the accompanying footnotes, and its report thereon. This review and discussion should occur prior to the filing of the 10-K and should also address management's discussion and analysis of the financial results.

(b)
Any significant changes required in the independent auditor's audit plans.

(c)
Any difficulties or disputes with management encountered during the course of the audit.

(d)
Other matters related to the conduct of the audit, which are to be communicated to the Audit Committee under Generally Accepted Auditing Standards.

5.
Discuss with management and the independent auditor matters related to the accounting and disclosure of critical accounting estimates.

6.
Review annually with the Director of Internal Audit the results of the monitoring of compliance with the Corporation's regulatory compliance.

7.
Recommend to the full Board of Directors whether the Corporation's annual report on Form 10-K to be filed with the Securities and Exchange Commission should include the audited financial statements.

8.
Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

9.
Arrange for the independent auditor to be available to the full Board of Directors, as needed, to help provide a basis for the Board to recommend to the Shareholders the appointment of the auditor.

10.
Review and update the Committee's Charter annually.

V.     "When Necessary" Activities

1.
Review and concur in the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit.

2.
Review and approve in advance requests for any non-audit services to be performed by the Corporation's independent auditor.

3.
Review periodically, with general counsel, legal and regulatory matters that may have a material impact on the Corporation's financial statements, compliance policies and programs.

4.
Resolve disagreements between management and the independent auditor regarding financial reporting.

5.
Conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

6.
Review, approve and oversee on an ongoing basis any related party transaction required to be disclosed pursuant to Item 404 or Regulation S-K under the Securities Exchange Act.

7.
Retain independent counsel and other professionals, as the Committee determines necessary to carry out its duties. The Corporation will pay the expenses associated with all advisors to the Committee and the ordinary expenses necessary or appropriate to carry out the Committee's duties.

 Exhibit B

CARDINAL FINANCIAL CORPORATION

COMPENSATION COMMITTEE CHARTER

        Organization—The board of directors shall have a compensation committee composed of three or more outside directors who are independent of the management of the corporation, not employed by the organization, and are free of any relationship that would interfere with their exercise of independent judgment as a committee member. Specifically, each member of the compensation committee must be (i) "independent" in accordance with the listing requirements of the Nasdaq Stock Market, (ii) a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

        Statement of Policy—The compensation committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community to ensure that the company's officers, key executives, and board members are compensated in accordance with the company's total compensation objectives and executive compensation policy. The committee shall advise, recommend, and approve compensation policies, strategies, and pay levels necessary to support organizational objectives.

        The compensation committee shall maintain free and open means of communication between the board of directors, the independent consultants, the internal human resources professionals, and the chief executive officer of the corporation.

        Responsibilities—The compensation committee's policies should remain flexible to react to changing conditions and to ensure the board of directors and shareholders that: (1) the achievement of the overall goals and objectives of the corporation can be supported by adopting an appropriate executive compensation policy and implementing it through an effective total compensation program, and (2) the total compensation program and practices of the corporation are designed with full consideration of all accounting, tax, securities law, and other regulatory requirements and are of the highest quality.

        The compensation committee shall:

  •
  Assist the organization in defining an executive total compensation policy that (1) supports the organization's overall business strategy and objectives, (2) attracts and retains key executives, (3) links total compensation with business objectives and organizational performance in good and bad times, and (4) provides competitive total compensation opportunities at a reasonable cost while enhancing shareholder value creation.

  •
  Act on behalf of the board of directors in setting executive compensation policy, administering compensation plans approved by the board of directors and shareholders, and making decisions or developing recommendations for the board of directors with respect to the compensation of company executives.

  •
  Review and approve the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), change in control provisions/agreements (if and when appropriate), benefits, and supplemental benefits of the chief executive officer, named executive officers as required under securities law, and other key executives of the organization.

  •
  Evaluate annually chief executive officer and other key executives' compensation levels and payouts against (1) pre-established performance goals and objectives, and (2) an appropriate peer group.

B-1

  •
  Review and comment on the corporation's strategic and financial plans to determine their relationship to the compensation program.

  •
  Review and assess performance target goals established before the start of the plan year and determine when performance goals have been achieved at the end of the plan year.

  •
  Administer the compensation program for the chief executive officer, named executive officers, and other key executives and ensure consistency with executive compensation policy.

  •
  Review and recommend for approval new incentive plans to the board of directors that are consistent with executive compensation policy, and monitor the appropriateness of payouts under alternative business scenarios.

  •
  Review the retirement plans of the organization and determine any differences between plan objectives, needs, and current benefit levels, approve any amendments, and review the results of the retirement plan investments for compliance with organization policies, tax law, Employee Retirement Income Security Act of 1974, as amended.

  •
  Review the group health care benefits provided against benefits provided by other organizations in the same industry, and evaluate the sharing of risk and funding for any self-administered benefits plans as well as the cost and effectiveness of plan administration.

  •
  Select independent compensation consultants to advise the compensation committee, when appropriate, while working with management and for the company.

  •
  Review the management succession program. If succession responsibility is delegated to another committee, the compensation committee should coordinate closely with that committee.

  •
  Assume responsibility for determining outside directors' pay components (retainers, fees, long term incentive plans, benefits, and perquisites).

  •
  Keep abreast of current developments in executive compensation outside the company, and review, with the assistance of appropriate corporate personnel or independent consultants, the impact of tax, accounting and regulatory requirements on executive compensation.

  •
  Review and discuss with the company's management the Compensation Discussion and Analysis (CD&A) required by the Securities and Exchange Commission.

  •
  Determine, based on its review and discussion of the CD&A with management, whether to recommend to the board of directors that the CD&A be included in the company's proxy statement for the annual meeting of shareholders or annual report on Form 10-K.

  •
  Provide the required report over the names of the members of the compensation committee for inclusion in the company's proxy statement for the annual meeting of shareholders or annual report on Form 10-K.

        The compensation committee must distinguish its oversight responsibility from involvement in the company's day-to-day management and the conduct of any independent compensation reviews. The committee must not be considered an adversary of management, rather it is part of the corporation's governance and oversight process.

        The committee must work with management in accordance with its charter to demonstrate a clear relationship of pay levels to organization performance and returns to shareholders. The compensation committee will always be mindful of the fact that compensation structures not properly aligned with organizational objectives become a barrier to the organization's effectiveness in delivering sustainable returns to shareholders.

        This charter shall not be construed in a manner that imposes, upon the compensation committee or its members, additional duties and responsibilities or a higher standard of conduct or care than that imposed upon directors or committees of boards of directors generally, pursuant to applicable law.

B-2

[PROXY CARD]

Cardinal Financial Corporation

Proxy Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Mark A. Wendel and Jennifer L. Deacon, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote on all matters as may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Cardinal Financial Corporation, a Virginia corporation, to be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, on Thursday, April 28, 2016 at 10:00 A.M., local time, or any adjournments thereof, for the following purposes:

(Continued and to be dated and signed on other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Annual Meeting of Shareholders of

CARDINAL FINANCIAL CORPORATION

April 28, 2016

Please Detach and Mail in the Envelope Provided

☒                                              Please mark your votes as in this example

	FOR nominees listed at right (except as written on the line below)	WITHHOLD AUTHORITY to vote for all nominees listed at right

1. Elect as directors the three persons listed as nominees for terms expiring in 2019.	☐	☐	Nominees: 2019 William J. Nassetta Alice M. Starr Steve M. Wiltse

(INSTRUCTION: To withhold authority to vote for any individual nominee(s) listed at right, write that nominee’s name on the space provided below.)

	FOR	AGAINST	ABSTAIN
2. Advisory approval of the Company’s executive compensation.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Ratify the appointment of YHB as the Company’s independent auditors for 2016.	☐	☐	☐

4.  To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY

Signature	Signature

Printed Name	Printed Name

Dated:

QuickLinks

CARDINAL FINANCIAL CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on April 28, 2016
CARDINAL FINANCIAL CORPORATION PROXY STATEMENT
Stock Ownership Retention Guidelines
Cardinal Financial Corporation Peer Group
CFNL "Atlanta to Boston" Peer Group Analysis
Financial and Total Shareholder Return Analysis
Actual vs. Target Financial Performance For the Year Ended December 31, 2015
Summary Compensation Table
All Other Compensation Table
Grants of Plan-Based Awards Fiscal Year 2015
Outstanding Equity Awards at Fiscal Year-End 2015
Option Exercises and Stock Vested Fiscal Year 2015
Pension Benefits—Fiscal Year 2015
Nonqualified Deferred Compensation Fiscal Year 2015
Potential Payments Upon Termination of Employment or Change-in-Control
  Exhibit A
CARDINAL FINANCIAL CORPORATION AUDIT COMMITTEE CHARTER
  Exhibit B
CARDINAL FINANCIAL CORPORATION COMPENSATION COMMITTEE CHARTER